As filed with the Securities and Exchange Commission on February 20, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
UPBOUND GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	45-0491516 (I.R.S. Employer Identification Number)
5501 Headquarters Drive
Plano, TX 75024
(972) 801-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Bryan Pechersky
Executive Vice President — General Counsel and Corporate Secretary
Upbound Group, Inc.
5501 Headquarters Drive
Plano, TX 75024
(972) 801-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)
With copies to:
Alison S. Ressler
Sarah P. Payne
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
(310) 712-6600
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
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If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PROSPECTUS
1,949,189 Shares
Upbound Group, Inc.
Common Stock
This prospectus relates to resales of up to 1,949,189 shares of Upbound Group, Inc. (“Upbound”) common stock, par value $0.01 per share (“Common Stock”) issued to certain former stockholders of Bridge IT, Inc. (“Brigit”) in connection with our acquisition of Brigit, which may be sold from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”).
We are not offering any shares of Common Stock for sale under this prospectus and will not receive any proceeds from the sales of shares by the Selling Stockholders under this prospectus.
The Selling Stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
To the extent required, we will provide the specific terms of transactions in these shares in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. See “Plan of Distribution.”
Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “UPBD.” On February 19, 2025, the last reported sale price of our Common Stock on The Nasdaq Global Select Market was $29.11 per share.
Investing in our Common Stock involves risks. Please read carefully the section titled “Risk Factors” beginning on page 11 of this prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 20, 2025

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any applicable prospectus supplement and any related company free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, any applicable prospectus supplement and any related company free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or in any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus, any applicable prospectus supplement and any related company free writing prospectus nor any distribution of securities pursuant to this prospectus or any applicable prospectus supplement shall, under any circumstances, create any implication that there has been no change in our business, financial condition, results of operations and prospects since the date of this prospectus or such prospectus supplement.

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ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. This prospectus relates entirely to shares of Common Stock issued to former stockholders of Brigit in connection with our acquisition of Brigit. Under this process, any Selling Stockholder named in this prospectus or in one or more supplements to this prospectus may sell shares of Common Stock from time to time. Each time any Selling Stockholder named herein sells shares of Common Stock under the registration statement of which this prospectus is a part, such Selling Stockholder will provide a copy of this prospectus and any applicable prospectus supplement, as required by law. Any applicable prospectus supplement may add, update, or change information contained in this prospectus.
The Selling Stockholders may offer and sell shares of Common Stock directly to purchasers, through agents selected by the Selling Stockholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters, or dealers involved in the sale of shares of Common Stock. See “Plan of Distribution.”
You should read this prospectus together with any applicable prospectus supplement, as well as additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any applicable “free writing prospectus.” We have not authorized, and the Selling Stockholders have not authorized, anyone else to provide you with different or additional information. No offer of shares of Common Stock is being made in any jurisdiction where the offer or sale is not permitted.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
In this prospectus, we use the terms “Upbound,” “Upbound Group,” “we,” “us” and “our” to refer to Upbound Group, Inc. and our consolidated subsidiaries.
Upbound, Upbound Group, the Upbound Group Logo and other trademarks or service marks of Upbound appearing in this prospectus are the property of Upbound. Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of their respective holders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement or pricing supplement, any related company free writing prospectus and documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), reflecting our current expectations that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” These forward-looking statements, include, without limitation, those relating to the impact of ongoing challenging macroeconomic conditions on our business, operations, financial performance and prospects, the future business prospects and financial performance of our Company as a whole (which includes Brigit following the closing of our acquisition of Brigit (the “Merger”) on January 31, 2025) and of our segments, our growth strategies, our expectations, plans and strategy relating to our capital structure and capital allocation, including any share repurchases under our share repurchase program, the potential impact of the matters discussed in Note M to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2023, Note 11 to our financial statements contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, and Note 12 to our financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other statements that are not historical facts.
A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. You should not place undue reliance on forward-looking statements, which speak only as of the date of this Registration Statement on Form S-3. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially and adversely depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed under “Risk Factors” below and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this prospectus and any other public statement made by us, including by our management, may turn out to be incorrect. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Except as required by law, we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise. Factors that could cause or contribute to these differences include, but are not limited to:
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the possibility that costs, difficulties or disruptions related to the integration of Brigit operations into our other operations will be greater than expected;

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the possibility that the anticipated benefits from the Brigit acquisition may not be fully realized or may take longer to realize than expected;

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our ability to (i) effectively adjust to changes in the composition of our offerings and product mix as a result of acquiring Brigit and continue to maintain the quality of existing offerings and (ii) successfully introduce other new product or service offerings on a timely and cost-effective basis;

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changes in our future cash requirements as a result of the Brigit acquisition, whether caused by unanticipated increases in capital expenditures or working capital needs, unanticipated liabilities or otherwise;

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our ability to retain the talent and dedication of key employees of Brigit;

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the general strength of the economy and other economic conditions affecting consumer preferences, spending and payment behaviors, including the availability of credit to our target consumers and to other consumers, impacts from continued or renewed inflation, central bank monetary policy initiatives to address inflation concerns, and a possible recession or slowdown in economic growth;

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factors affecting the disposable income available to our current and potential customers;

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changes in the unemployment rate;

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capital market conditions, including changes in interest rates and availability of funding sources for us;

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changes in our credit ratings;

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difficulties encountered in managing the financial and operational performance of our multiple business segments;

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risks associated with pricing, value proposition and other changes to our consumer offerings and strategies being deployed in our businesses;

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our ability to continue to effectively execute our strategic initiatives, including mitigating risks associated with any potential additional mergers and acquisitions, or lease-to-own refranchising opportunities;

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our ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, including Brigit;

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failure to effectively manage our operating labor and non-labor operating expenses, including merchandise losses for our lease-to-own offerings;

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disruptions caused by the operation of our information management systems or disruptions in the systems of our host retailers or other third parties with whom we do business;

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risks related to our virtual lease-to-own business, including our ability to continue to develop and successfully implement the necessary technologies;

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our ability to achieve the benefits expected from our integrated virtual and staffed third-party retailer offering and to successfully grow this business segment;

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exposure to potential operating margin degradation due to the higher cost of merchandise and higher merchandise losses in our Acima segment compared to our Rent-A-Center segment;

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additional risks associated with our recently acquired Brigit business and its consumer products and services, including managing losses and payment defaults, regulatory, licensing and other compliance risks, risks associated with Brigit’s reliance on regulated banks and on providers of third party data, technology and other third-party service providers; and other new risks for our company;

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litigation or administrative proceedings to which we are or may be a party to from time to time and changes in estimates relating to litigation reserves, including in each case in connection with the regulatory and litigation matters described Note 12 to our financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024;

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our compliance with applicable statutes and regulations governing our businesses, impacts from the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting our business, including in connection with the regulatory matters described Note 12 to our financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and any legislative or other regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to our lease-to-own business or to apply credit laws to Brigit’s consumer offerings;

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our transition to more-readily scalable “cloud-based” solutions;

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our ability to develop and successfully implement digital or e-commerce capabilities, including mobile applications;

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our ability to protect our proprietary intellectual property;

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our ability or that of our host retailers or other third parties with whom we do business to protect the integrity and security of customer, employee, supplier and host retailer or other third party information, which may be adversely affected by hacking, computer viruses, or similar disruptions;

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impairment of our goodwill or other intangible assets;

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disruptions in our supply chain;

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limitations of, or disruptions in, our distribution network;

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rapid inflation or deflation in the prices of our lease-to-own products and other related costs;

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allegations of product safety and quality control issues, including recalls of goods we lease to customers;

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our ability to execute, as well as the effectiveness of, lease-to-own store consolidations, including our ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation;

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our available cash flow and our ability to generate sufficient cash flow to continue paying dividends;

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increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Buy-Now-Pay-Later, earned wage access and financial health technology competitors and other fintech companies and other competitors, including subprime lenders;

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our ability to identify and successfully market products and services that appeal to our current and future targeted customer segments and to accurately estimate the size of the total addressable market;

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consumer preferences and perceptions of our brands;

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our ability to effectively provide consumers with additional products and services beyond lease-to-own and products and services currently offered by Brigit, including through third-party partnerships;

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our ability to retain the revenue associated with acquired lease-to-own customer accounts and enhance the performance of acquired stores;

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our ability to enter into new rental or lease purchase agreements and collect on our existing rental or lease purchase agreements;

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changes in tariff policies, including any impacts from tariffs imposed by the current Presidential Administration on the price of imported goods or consumer prices overall or other financial impacts of such tariffs or any retaliatory tariffs enacted by U.S. trading partners on our costs or target consumers;

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adverse changes in the economic conditions of the industries, countries or markets that we serve;

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information technology and data security costs;

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the impact of any breaches in data security or other disturbances to our information technology and other networks;

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changes in estimates relating to self-insurance liabilities and income tax reserves;

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changes in our effective tax rate;

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fluctuations in foreign currency exchange rates;

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our ability to maintain an effective system of internal controls; and

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the other risks detailed from time to time in our reports furnished or filed with the SEC.

THE COMPANY
We are a technology and data-driven leader in accessible and inclusive financial solutions that address the evolving needs and aspirations of underserved consumers. Through our Acima and Rent-A-Center segments, we are a leading lease-to-own provider with operations in the United States, Puerto Rico and Mexico. We provide a critical service for underserved consumers by providing them with access to, and the opportunity to obtain ownership of, high-quality, name brand durable products under a flexible lease-purchase agreement with no long-term debt obligation. Our Acima segment offers lease-to-own solutions through retailers in stores and online enabling such retailers to grow sales by expanding their customer base utilizing our differentiated offering and allowing customers to access our flexible lease-to-own solutions at thousands of retailers and to lease a wide range of durable products. Through our Rent-A-Center segment, we provide a fully integrated customer experience through our e-commerce platform and brick and mortar presence.
On January 31, 2025, we completed the acquisition of Brigit, a holistic financial health technology company that has helped millions of Americans budget better, access their earned wages before their regularly scheduled payday, build their credit through savings, protect themselves from identity theft, and find ways to earn and save money. Its mission is to help everyday Americans build a better financial future.
We were incorporated in the State of Delaware in 1986, and our Common Stock is traded on The Nasdaq Global Select Market under the ticker symbol “UPBD.” Our principal executive offices are located at 5501 Headquarters Drive, Plano, Texas 75024. Our telephone number is (972) 801-1100 and our website is www.upbound.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RECENT DEVELOPMENTS
Financial Results for the Fiscal Year Ended December 31, 2024
On February 20, 2024, we announced our unaudited financial results for the fiscal year ended December 31, 2024, a summary of which is set forth below in tabular format along with relevant commentary. These financial results as of and for the fiscal year ended December 31, 2024 are not necessarily indicative of the results to be achieved in any future period. Our consolidated financial statements and related notes as of and for the fiscal year ended December 31, 2024 are not expected to be filed with the SEC until after the date of this prospectus.
Year Ended December 31, 2024
Metrics ($’s Millions – except per share & store count data)	FY 2024	FY 2023
Consolidated
Revenue	$4,320.6	$3,992.4
Revenue (Y/Y % Change)	8.2%	(6.0)%
Operating Profit	$291.6	$162.9
Net Earnings (Loss)	$123.5	$(5.2)
Diluted EPS	$2.21	$(0.09)
On-Rent Rental Merchandise, Net	$1,134.9	$1,109.9
Net Cash Provided by Operating Activities	$104.7	$200.3
Rent-A-Center Segment
Lease Portfolio – Monthly Value (as of period end)	$136.8	$145.0
Same Store Lease Portfolio Value(1) (Y/Y % Change – as of period end)	(2.0)%	2.2%
Same Store Sales(2) (Y/Y % Change)	1.5%	(4.3)%
Revenue	$1,863.4	$1,864.1
Revenue (Y/Y % Change)	—%	(4.4)%
Operating Profit/Net Earnings	$280.4	$273.5
On-Rent Rental Merchandise, Net	$420.4	$478.8
Lease-Charge Off Rate(3)	4.7%	4.5%
Corporate Owned Store Count (U.S. & PR – as of period end)	1,728	1,839
Acima Segment
GMV(4)	$1,851.6	$1,581.3
GMV (Y/Y % Change)	17.1%	(0.2)%
Revenue	$2,261.4	$1,931.3
Revenue (Y/Y % Change)	17.1%	(8.5)%
Operating Profit/Net Earnings	$255.5	$235.5
On-Rent Rental Merchandise, Net	$693.1	$606.9
Lease Charge-Off Rate	9.4%	9.3%

(1)
Same Store Lease Portfolio Value: Represents the aggregate dollar value of the expected monthly rental income associated with current active lease agreements from our Rent-A-Center lease-to-own stores that were operated by us for 13 months or more at the end of any given period. We exclude from the same store base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store base in the 30th full month following account transfer.

(2)
Same Store Sales: Same store sales generally represents revenue earned in Rent-A-Center stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. We exclude from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
(3)
Lease Charge-Offs (“LCOs”): Represents charge-offs of the net book value of unrecoverable on-rent merchandise with lease-to-own customers who are past due. This is typically expressed as a percentage of revenues for the applicable period. For the Rent-A-Center segment, LCOs exclude Get It Now and Home Choice locations.

(4)
Gross Merchandise Volume (“GMV”): We define Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Acima segment that is leased to customers through a transaction that occurs within a defined period, net of estimated cancellations as of the measurement date.

Our consolidated revenue for the fiscal year ended December 31, 2024 was $4.3 billion, representing an 8.2% year-over-year increase, driven by increases in both rentals and fees revenue and merchandise sales revenue. Our operating profit for the fiscal year ended December 31, 2024 was $291.6 million, compared to $162.9 million of operating profit in the prior year period. Our consolidated lease charge-off rate increased to 7.3% for the fiscal year ended December 31, 2024, from 7.1% in the prior year. Our net earnings was $123.5 million for the fiscal year ended December 31, 2024, compared to a $5.2 million net loss in the prior year period, driven primarily by the prior year tax impact associated with the vesting of restricted stock awards issued in connection with the Acima acquisition. Our diluted earnings per share for the fiscal year ended December 31, 2024 was $2.21 compared to a loss per share of $(0.09) in the prior year.
Brigit Acquisition
On January 31, 2025, we completed our acquisition of Brigit for total consideration of up to $460 million, consisting of approximately $278.67 million in cash and 2.69 million shares of Common Stock at closing, $75 million in deferred consideration, payable in multiple installments, and an earnout of up to $60 million based on the achievement of certain financial performance metrics for the Brigit business in 2026.

LITIGATION AND RELATED MATTERS
We, along with our subsidiaries, are party to various legal proceedings and governmental inquiries and investigations given the nature of our business. We regularly monitor developments related to these matters, determine whether a reserve is appropriate if the loss is both probable and reasonably estimable, and review the adequacy of our reserves for such matters on a quarterly basis. As a result, we do not have reserves for all matters with respect to which we may or will have future liability, and no assurance can be given that our reserves, when recorded, will be adequate to cover the full amount of any loss we may ultimately incur. In addition, certain of the matters described below involve demands for monetary relief and changes to our business practices that could materially and adversely impact our business, financial condition and results of operations were we to agree to them as part of a settlement or be subject to them following an adverse result in litigation.
At December 31, 2024 and 2023, we had estimated legal accruals of $20.7 million and $8.8 million, respectively, included in accrued liabilities in our Consolidated Balance Sheet for pending legal and regulatory matters for which we believe losses are probable and the amount of the loss can be reasonably estimated. We cannot predict the ultimate resolution of our pending legal proceedings, governmental inquiries and investigations or other similar matters that may arise in the future given the nature of our business and the inherent uncertainty associated with these types of matters, including those described below. We have incurred legal and other related expenses, and expect to incur substantial additional legal and related expenses, associated with the litigation and investigations discussed below.
Consumer Financial Protection Bureau (“CFPB”) Litigation.   In October 2020, prior to the December 2020 execution of the definitive agreement to acquire Acima, Acima received a Civil Investigative Demand (the “CID”) from the CFPB requesting certain information, documents and data relating to Acima’s products, services and practices from January 1, 2015 forward. The stated purpose of the CID was to determine whether Acima extends credit, offers leases, or otherwise offers or provides a consumer financial product or service and whether Acima complies with certain consumer financial protection laws. After the original CID, the CFPB issued subsequent CIDs requesting further information, documents and testimony. Acima responded to all CIDs and cooperated with the CFPB throughout their investigation.
In May 2023, in accordance with the CFPB’s Notice and Opportunity to Respond and Advise (“NORA”) process, the CFPB staff notified Acima that the staff may recommend that the CFPB take legal action against Acima based on allegations that Acima violated the Consumer Financial Protection Act of 2010; the Truth in Lending Act and its implementing regulation, Regulation Z; the Electronic Fund Transfer Act and its implementing regulation, Regulation E; and the Fair Credit Reporting Act and its implementing regulation, Regulation V, and seek remedies including restitution, disgorgement, damages, injunctive relief, and civil money penalties. In June 2023, Acima submitted its response to the NORA notice.
In the second quarter 2024, Acima was informed by the CFPB staff that the CFPB authorized “sue or settle” authority pursuant to the NORA process. The CFPB subsequently provided Acima with a settlement proposal. Although Acima engaged in discussions with the CFPB regarding its settlement demands, Acima’s efforts to negotiate a resolution were met with the CFPB’s threat of imminent commencement of litigation, refusal to meet with Acima in person to discuss a potential resolution, and what Acima believes were unsupportable demands.
As a result, on July 22, 2024, Acima filed a lawsuit against the CFPB in the U.S. District Court for the Eastern District of Texas. Acima seeks to halt what it contends is the CFPB’s unauthorized attempt to expand its authority as limited by federal law and usurp the long-standing, comprehensive state regulatory framework governing the lease-to-own industry. Acima filed this action reluctantly, only after concluding in its judgment that the CFPB was not prepared to settle with Acima on acceptable terms. On July 26, 2024, the CFPB filed a lawsuit against Acima and its former founder in the U.S. District Court for the District of Utah, alleging violations of the consumer financial protection laws and regulations described above in connection with the CFPB’s May 2023 NORA notice. The CFPB’s lawsuit seeks injunctive relief, unspecified monetary relief and civil penalties and other relief. Both lawsuits remain pending. Acima will vigorously prosecute the lawsuit it filed and defend itself against the CFPB’s lawsuit.
We cannot provide any assurance that Acima’s litigation against the CFPB will be successful or that Acima will be successful in defending against the CFPB’s litigation, and that the CFPB’s ongoing regulatory efforts will not lead to the imposition of financial and other relief, and/or require changes to Acima’s business practices or operations that could materially and adversely affect our business, financial condition, results of operations or reputation.
In connection with our acquisition of Acima, $45 million of a $50 million initial holdback escrowed at the closing of the transaction remains available for fines, penalties or customer restitution paid in connection with a resolution of the CFPB matter, including an adverse litigation outcome. Although the CFPB’s complaint does not contain a specific monetary demand, the CFPB’s initial monetary settlement demand exceeded the remaining $45 million holdback by a substantial amount. Therefore, there can be no assurance that the remaining escrowed amount will be sufficient to address all covered losses that may ultimately be incurred for this matter. In addition, Acima has incurred and expects to continue to incur substantial legal and related expenses associated with this matter, which are not recoverable from the holdback amount. According to reports, on February 8, 2025, the acting director of the CFPB instructed CFPB employees to cease all supervision and examination activity, cease all stakeholder engagement and pause all pending investigations, among other orders. We are not able to predict the impact that these or other actions the U.S. Presidential Administration may take with respect to the CFPB or other regulatory agencies (or the outcome of legal proceedings challenging those actions) may have on Acima’s pending litigation in the U.S. District Courts for the Eastern District of Texas and the District of Utah or on the regulatory environment related to our business.
Multi-State Attorneys’ General Investigation.   In November 2021, Acima received a letter from the Nebraska Attorney General’s office stating that the Attorney General of Nebraska, along with a coalition of thirty-eight state Attorneys General, initiated a multi-state investigation into the business acts and practices of Acima and that a civil investigative demand(s) and/or subpoena(s) pursuant to respective state consumer protection laws will be forthcoming. Since receiving the letter, we have held multiple discussions and attended meetings with officials at many of the applicable attorneys’ general offices, including members of the Executive Committee, which is leading the negotiations on behalf of the multistate group (the “Multistate”). Based on our engagement with the Multistate, it is our understanding that the investigation involves forty states and the District of Columbia. In April 2022, we received a request for information and documents, and we have produced various records in response to the request. In March 2024, the Multistate presented their findings and allegations from their investigation to Acima. In May 2024, Acima submitted its response to the Multistate’s presentation.
In the second quarter 2024, Acima received a settlement proposal from the Multistate. Since then, the parties have continued to engage in conversations regarding a potential resolution and Acima has responded to the Multistate’s settlement proposals and monetary demands. As of the date of this Registration Statement on Form S-3, although we would not be willing to agree to the Multistate’s most recent monetary demand which we believe is unsupportable or agree to a number of the other terms presented by the Multistate, we expect to continue to discuss the potential resolution of this matter. We are currently unable to predict whether or on what terms, including the amount of a monetary payment and the nature of business practice changes, any settlement with the Multistate, or individual members of the group, can be achieved. If we are unable to reach agreement on terms acceptable to us and to the various states involved in the group, some or all of such states may commence legal proceedings against Acima. We cannot provide any assurance that any settlement or adverse result in litigation will not require a monetary payment and/or changes to Acima’s business practices or operations that could materially and adversely affect our business, financial condition, results of operations or reputation.
New York Attorney General Litigation.   The New York Attorney General (the “NYAG”) issued a subpoena to our Acima subsidiary in January 2020, prior to our acquisition of Acima, seeking information with respect to various business practices in connection with Acima’s lease-to-own transactions. Acima received additional subpoenas from the NYAG in August 2021 and July 2023. Acima cooperated with the NYAG throughout its investigation. In March 2023, the NYAG provided Acima with a proposed assurance of discontinuance alleging violations of certain consumer laws, seeking injunctive relief regarding certain business practices, and seeking payment of unspecified amounts for restitution and civil penalties. In April 2023, Acima submitted its response to the NYAG’s proposed assurance of discontinuance. In February 2024, Acima provided a settlement proposal to the NYAG. In March 2024, the NYAG presented Acima with an initial monetary demand for settlement purposes. On August 14, 2024, despite Acima’s cooperation with the investigation and its active engagement in settlement discussions with the NYAG, the NYAG filed a lawsuit against Acima in the Supreme Court of the State of New York, County of New York. The lawsuit alleges violations of various consumer financial protection laws and regulations similar to those set forth in the NYAG’s March 2023 proposed assurance of discontinuance. The lawsuit seeks injunctive relief, unspecified monetary relief and civil penalties and other relief. Acima will vigorously defend itself against the NYAG’s lawsuit. We cannot provide any assurance that Acima will be successful in defending against the NYAG’s litigation or that an adverse result in litigation will not require a monetary payment and/or changes to Acima’s business practices or operations that could materially and adversely affect our business, financial condition, results of operations or reputation.
McBurnie Litigation.   We are a defendant in a putative class action entitled McBurnie, et al. v. Acceptance Now, LLC, brought on behalf of individuals who entered into a rental purchase agreement with the Company’s Acceptance Now business in California and were charged a processing fee and/or an expedited fee. Plaintiffs allege that the fees they were charged were neither “reasonable” nor “actually incurred” in violation of the Karnette Rental-Purchase Act and other California state consumer protection laws. Plaintiffs seek unspecified actual damages pursuant to the Karnette Rental-Purchase Act; statutory damages pursuant to the Karnette Rental-Purchase Act; attorneys’ fees and costs; exemplary damages; and public injunctions for alleged violations of the Karnette Rental-Purchase Act, the California Consumers Legal Remedies Act, and California unfair competition laws. The action is currently pending in the United States District Court for the Northern District of California. In November 2022, the District Court denied our motion to compel arbitration, and in December 2022, we filed an interlocutory appeal of that denial with the United States Court of Appeals for the Ninth Circuit, pending which the District Court proceedings were stayed. In March 2024, the Court of Appeals affirmed the District Court’s denial of our motion to compel arbitration and its finding that plaintiffs’ challenge to the processing fee was not moot, while remanding the action to the District Court to consider whether plaintiffs have standing to challenge the expedited payment fee. Plaintiffs have since notified the District Court that they do not intend to pursue their claims regarding the expedited payment fee. In June 2024, we filed a petition for certiorari with the U.S. Supreme Court, appealing the decision from the Court of Appeals. Our petition for certiorari was denied by the Supreme Court in October 2024. Proceedings before the District Court have resumed. As of the date of filing this Registration Statement on Form S-3, the District Court has not yet ruled on the plaintiffs’ pending motion for class certification. If a class were to be certified and if we are not successful in defending against the allegations and claims in the litigation, the amount of a potential monetary judgment against us would be significantly increased. We will continue to vigorously defend this case. We are currently unable to predict the eventual outcome of this litigation.
FlexShopper Litigation.   On September 30, 2024, FlexShopper, Inc. (“FlexShopper”) filed a patent infringement lawsuit against Upbound Group, Inc, Acima Holdings, LLC and Acima Digital, LLC in the United States District Court for the Eastern District of Texas. On October 1, 2024, FlexShopper issued a press release announcing the lawsuit and a similar lawsuit it filed against another lease-to-own company, Katapult Holdings, Inc. The lawsuit filed against our company seeks damages and an injunction for alleged infringement of five patents assigned to FlexShopper. Flexshopper’s claims relate to certain technology allegedly used in connection with Acima’s e-commerce third-party retailer lease-to-own business. On February 6, 2025, we filed a motion to dismiss all of Flexshopper’s claims, and we will continue to vigorously defend the lawsuit. We are currently unable to predict the eventual outcome of this litigation.

RISK FACTORS
Investing in Upbound Group, Inc. involves a high degree of risk, and you should carefully consider the risks described in this section and the other information included in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, including our Consolidated Financial Statements and related notes, before making an investment decision. Please note that the headings reflected below are provided solely for convenience of the reader and do not indicate that a given risk applies only to the heading under which it is located. The risks described in this section include, but are not limited to, those highlighted in the following list:
Risks Relating to Economic Conditions
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The success of our business is dependent on factors affecting consumer spending and payment behaviors that are not under our control.

Risks Relating to Our Vendors, Suppliers and Products
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Disruptions in our supply chain and other factors affecting the distribution of our merchandise could materially and adversely affect our business.

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We rely on the receipt of information from third-party data vendors, and inaccuracies in or delays in receiving such information, or the termination of our relationships with such vendors, could have a material adverse effect on our business, operating results and financial condition.

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We must successfully manage our inventory to reflect customer demand and anticipate changing consumer preferences and leasing trends or our revenue and profitability could be materially and adversely affected.

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Allegations of or actual product safety and quality control issues, including product recalls, could harm our reputation, divert resources, reduce sales and increase costs.

Risks Relating to Our Strategy and Operations
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If we are unable to successfully appeal to and engage with our target consumers, our business and financial performance may be materially and adversely affected.

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We must maintain brands that are recognized and trusted by consumers and third-party retailers.

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Our proprietary algorithms and customer decisioning tools used to approve customers are subject to unexpected changes in behavior caused by macroeconomic conditions, which could cause these tools to no longer be indicative of our customers’ ability to perform under their agreements with us.

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Failure to effectively manage our costs could have a material adverse effect on our profitability.

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We face risks in our Acima third-party retailer business and virtual locations that differ in some potentially significant respects from the risks of the traditional lease-to-own business conducted in Rent-A-Center store locations. These risks could have a material adverse effect on Acima, which could negatively impact our ability to grow the Acima segment and result in a material adverse effect on our results of operations.

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Our strategy to grow the third-party retailer business depends on our ability to develop and offer robust virtual lease-to-own technology, including algorithmic decisioning programs and waterfall integrations.

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Our operations are dependent on effective information management systems. Failure of our systems or those of our host retailers could negatively impact our business, financial condition and results of operations.

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If we fail to protect the integrity and security of customer, employee, supplier and host retailer or other third party information, or if our host retailers or other third parties fail to protect the integrity and security of customer information, we could incur significant liability and damage our reputation, and our business could be materially and adversely affected.

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The industries in which we operate are highly competitive, which could impede our ability to maintain lease volumes and pricing and have a material adverse effect on our operating results.

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If we are unable to attract, train and retain managerial personnel and hourly associates in our stores and staffed Acima locations, our reputation, sales and operating results may be materially and adversely affected.

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The risks associated with climate change and other environmental impacts and increased focus by stakeholders on environmental issues, including those associated with climate change, could adversely affect our business, financial condition and operating results.

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The integration and use of artificial intelligence (“AI”) and similar technology in our business presents risks and challenges that could adversely affect our business, reputation, and results of operations.

Risks Relating to Legal and Compliance Matters
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We may be subject to legal or regulatory proceedings from time to time that result in damages, penalties or other material monetary obligations or material restrictions on our business operations, and our use of arbitration agreements may not allow us to avoid costly litigation.

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The outcome of the previously disclosed investigations by the CFPB, multi-state attorneys’ general group and the New York Attorney General into certain of Acima’s business practices is uncertain and may materially and adversely affect our business.

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Federal and state regulatory authorities are increasingly focused on the lease-to-own industry, and any negative change in these laws or regulations or the passage of unfavorable new laws or regulations or the manner in which any of these are enforced or interpreted could expose us to significant additional costs or compliance-related burdens and could require us to alter our business practices in a manner that may be materially adverse to us.

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Our lease-to-own transactions are regulated by and subject to the requirements of federal and state laws and regulations that vary by jurisdiction, which require significant compliance costs and expose us to regulatory action or other litigation.

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Laws and regulations regarding information security and data collection, use and privacy are increasingly rigorous and subject to change, which may cause us to incur significant compliance costs and subject us to adverse impacts in the event of actual or alleged compliance failures.

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Our reputation, ability to do business and operating results may be impaired by improper conduct by any of our employees, agents or business partners, including third-party retailers.

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Our products and services may be negatively characterized by consumer advocacy groups, the media and certain federal, state and local government officials, and if those negative characterizations become increasingly accepted by consumers and/ or our third-party retailers, demand for our goods and the transactions we offer could decrease and our business could be materially and adversely affected.

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We may be unable to protect our intellectual property, or may be alleged to have infringed upon the intellectual property rights of others, which could result in a loss of our competitive advantage, a diversion of resources and a material adverse effect on our business and results of operations.

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Brigit previously entered into a settlement with the FTC under which it continues to have ongoing compliance obligations, noncompliance with which could result in material regulatory enforcement.

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Our Brigit business is subject to extensive regulation and oversight in a variety of areas under federal, state and local laws.

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If our Brigit business were determined to be operating without having obtained necessary state or local licenses, registrations, or similar regulatory filings or approvals, it could adversely affect Brigit’s business, results of operations, financial condition, and future prospects.

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Federal and state regulatory authorities are increasingly focused on the earned wage access industry, and any negative change in these laws or regulations or the passage of unfavorable new laws or regulations or the manner in which any of these are enforced or interpreted could expose Brigit to significant additional costs or compliance-related burdens and could require Brigit to alter its business practices in a manner that may be materially adverse to Brigit.
Risks Relating to Our Indebtedness and Other Financial Matters
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We have significant indebtedness, and the level of our indebtedness could materially and adversely affect us.

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The amount of borrowings permitted under the Asset Based Loan Credit Facility (the “ABL Credit Facility”) is limited to the value of certain of our assets, and we rely in part on available borrowings under the ABL Credit Facility for cash to operate our business, which subjects us to market and counterparty risk, some of which is beyond our control.

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Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

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Our organizational documents and our current or future debt instruments contain or may contain provisions that may prevent or deter another group from paying a premium over the market price to our stockholders to acquire our stock.

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If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

Risks Relating to Our Acquisition of Brigit
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We may be unable to realize the anticipated benefits of the Brigit acquisition, including synergies, and expect to incur substantial expenses related to the acquisition, which could have a material adverse effect on our business, financial condition and results of operations.

The risks described in this section are not the only risks that could materially and adversely affect our business; other risks currently believed to be immaterial or additional risks not currently known to us could also materially and adversely affect our business, financial condition or results of operations. If any of the events or circumstances described in this section actually occur, our business, operating results, financial condition, cash flows, and prospects could be materially and adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment.
Risks Relating to Economic Conditions
The success of our business is dependent on factors affecting consumer spending and payment behaviors that are not under our control.
Consumer spending and payment behaviors are affected by general economic conditions and other factors including levels of employment, disposable consumer income, prevailing interest rates, consumer debt and availability of credit, cost of fuel, food and housing, inflation, recession and fears of recession, war (including the current conflicts in Ukraine and the Middle East) and fears of war, terrorist activities, pandemics, inclement weather, tariff policies, tax rates and rate increases, timing of receipt of tax refunds, consumer confidence in future economic conditions and political conditions and consumer perceptions of personal well-being and security. Unfavorable general economic changes, due to any one or more of these or other factors, could reduce demand for our products and services resulting in lower revenue or negatively impact consumer payment behavior resulting in higher than expected losses and negatively impacting our business and financial results. For example, since the latter part of 2021, we have experienced negative trends in customer behavior following the expiration of government stimulus and relief programs combined with a significant rise in the U.S. consumer price index, resulting in significant pressure on the discretionary income levels of our consumers. This led us to tighten our underwriting policies in an effort to improve risk management related to the execution of new leases. The continuation of the trends described above combined with the tightening of our underwriting policies has reduced the number of active leases with corresponding decreases in lease revenue and operating cash flows compared to having less restrictive underwriting policies.

In addition to the negative trends in customer behavior described above, we have also been impacted by other negative macroeconomic trends, including a tight labor market, which has contributed to wage inflation, and global supply chain disruptions resulting in reduced product availability and rising product costs. The possible economic policies of the new U.S. Presidential Administration, including proposed new or increased tariffs on U.S. trading partners and potential retaliatory tariffs enacted by U.S. trading partners, may also lead to continued or renewed inflationary pressures, reduced product availability and rising product costs. Recently, the U.S. Presidential Administration has proposed significant changes in trade policies that include export control restrictions, the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the United States, and other government regulations affecting trade between the United States and other countries, and a number of other nations have proposed similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade, which could adversely affect our business.
While the lease-to-own industry has historically remained a resilient business model throughout various economic cycles, the full extent to which our risk management strategy and these macroeconomic trends (including consumer spending and payment behavior) may impact our business in future periods is uncertain. The continuation of volatile macroeconomic trends may have a material adverse impact on our financial statements, including our results of operations, operating cash flows, liquidity and capital resources. These general economic conditions and other factors described above may similarly adversely impact our Brigit business, including through changes in customer payment behaviors and losses at Brigit.
Risks Relating to Our Vendors, Suppliers and Products
Disruptions in our supply chain and other factors affecting the distribution of our merchandise could materially and adversely affect our business.
Disruptions in our lease-to-own business supply chain and those of our third-party retailers can and have resulted in our inability to meet our customers’ expectations, higher costs, an inability to stock our stores, or longer lead time associated with distributing merchandise. Disruptions within our supply chain network also result in decreased net sales, increased costs and reduced profits.
Our arrangements with our suppliers and vendors may be materially and adversely affected by changes in our financial results or financial position or changes in consumer demand, which could materially and adversely affect our business.
Substantially all of our lease-to-own merchandise suppliers and vendors sell to us on open account purchase terms. There is a risk that our key suppliers and vendors could respond to any actual or apparent decrease in, or any concern with, our financial results or liquidity by requiring or conditioning their sale of merchandise to us on more stringent or more costly payment terms, such as by requiring standby letters of credit, earlier or advance payment of invoices, payment upon delivery or other assurances or credit support or by choosing not to sell merchandise to us on a timely basis or at all. In addition, if demand for our products and services declines, the volume of merchandise we purchase from third-party suppliers may decrease, which could result in smaller discounts from our vendors or the elimination of such discounts by our vendors. Our arrangements with our suppliers and vendors may also be impacted by media reports regarding our financial position or other factors relating to our business. Our need for additional liquidity could materially increase and our supply of inventory could be materially disrupted if any of our key suppliers or vendors, or a significant portion of our other suppliers or vendors, takes one or more of the actions described above, which could result in increased costs of operation and decreased net sales, customer satisfaction and profits.
We rely on the receipt of information from third-party data vendors, and inaccuracies in or delays in receiving such information, or the termination of our relationships with such vendors, could have a material adverse effect on our business, operating results and financial condition.
We are heavily dependent on data provided by third-party providers. We employ proprietary decisioning algorithms that determine whether or not an application for a lease submitted by a customer will be approved for a lease and the potential amount of the lease. These algorithms depend extensively upon continued

access to, and timely receipt of, reliable data from external sources, such as third-party data vendors. Our data providers could stop providing data, provide untimely, incorrect or incomplete data, or increase the costs for their data for a variety of reasons, including a perception that our systems are insecure as a result of a data-security breach, regulatory concerns or for competitive reasons. We could also become subject to increased legislative, regulatory or judicial restrictions or mandates on the collection, disclosure or use of such data, in particular if such data is not collected by our providers in a way that allows us to legally use the data. If we were to lose access to this external data or if our access or use were restricted or were to become less economical or desirable, our business would be negatively impacted, which would materially and adversely affect our operating results and financial condition. We cannot provide assurance that we will be successful in maintaining our relationships with these external data-source providers or that we will be able to continue to obtain data from them on acceptable terms or at all. Furthermore, we cannot provide assurance that we will be able to obtain data from alternative sources if our current sources become unavailable. Risks similar to those described in this paragraph may also adversely impact our Brigit business, which also depends on data provided by third-party providers.
We must successfully manage our inventory to reflect customer demand and anticipate changing consumer preferences and leasing trends or our revenue and profitability could be materially and adversely affected.
The success of our Rent-A-Center segment depends upon our ability to successfully manage our inventory and to anticipate and respond to merchandise trends and customer demands in a timely manner. We cannot always accurately predict consumer preferences, and they may change over time. We must order certain types of merchandise, such as consumer electronics, well in advance of seasonal increases in customer demand for those products. The extended lead times for many of our purchases may make it difficult for us to respond rapidly to new or changing consumer trends and price shifting and to maintain an optimal selection of merchandise available for lease at all times. If we misjudge any of the market for our merchandise, our customers’ product preferences or our customers’ leasing behaviors, our revenue may decline significantly, and we may not have sufficient quantities of merchandise to satisfy customer demand, or we may be required to mark down excess inventory, either of which would result in lower revenue and profit. In addition, our level of profitability and success in our Rent-A-Center segment depends on our ability to successfully re-lease our inventory of merchandise that is returned by customers of our Rent-A-Center or Acima segments, due to their lease agreements expiring, or otherwise.
Allegations of or actual product safety and quality control issues, including product recalls, could harm our reputation, divert resources, reduce sales and increase costs.
The products we lease and sell in our Rent-A-Center segment and Acima segment are subject to regulation by the U.S. Consumer Product Safety Commission and similar state regulatory authorities and expose us to potential product liability claims, recalls or other regulatory or enforcement actions initiated by regulatory authorities or through private causes of action. Such claims, recalls or actions could be based on allegations that, among other things, the products leased or sold by us contain contaminants or impermissible materials, provide inadequate instructions regarding their use or misuse or include inadequate warnings, such as those concerning the materials or their flammability. We do not control the production process of the products we sell and lease and may be unable to identify a defect or deficiency in a product purchased from a manufacturer before offering it for sale or lease to our customers. Product safety or quality concerns may require us to voluntarily remove selected products from our physical locations or from our customers’ homes or cease offering those products online. Such recalls and voluntary removal of products can result in, among other things, lost sales, diverted resources, potential harm to our reputation and increased customer service costs, each of which could have a material adverse effect on our financial condition. In addition, in the event of such a product quality or safety issue, our customers who have leased the defective merchandise from us could terminate their lease agreements for that merchandise and/or not renew those lease arrangements, which could have a material adverse effect on our financial condition if we are unable to recover those losses from the vendor who supplied us with the relevant merchandise. In addition, new federal or state legislation, including new product safety and hazardous material laws and regulations, may negatively impact our operations, increase our cost of doing business and adversely affect our operating performance.

Risks Relating to Our Strategy and Operations
Our success depends on the effective implementation and continued execution of our strategies.
We are focused on our mission to elevate financial opportunity for cash- and credit-constrained consumers including through affordable and flexible access to durable goods that promote a higher quality of living. In recent years, we accelerated our virtual growth strategy through the acquisition of Merchants Preferred, launch of our Preferred Lease offering and acquisition of Acima, with a focus towards executing on large market opportunities through national and regional third-party retailers. Most recently, we acquired Brigit, which expands our strategic focus into technology-driven financial health solutions, such as earned wage access (“EWA”) and credit building products for consumers who are underserved by traditional financial institutions. We seek to capitalize on key differentiators in our expanding virtual and technology-driven offerings, as well as grow our business through expansion in our lease-to-own product verticals, e-commerce platform and other digital enhancements, improving the customer and third-party retailer experience and providing consumers with greater opportunities to shop how, when and where they want with the flexibility of our lease-to-own solutions. Our Rent-A-Center segment employs its own growth strategies and seeks to adapt to changing consumer preferences and shopping behaviors while managing its cost structure. Brigit also has its own growth strategies as it seeks to achieve significant growth in providing financial health solutions to consumers.
Growth of our business, including through the launch of new product offerings requires us to invest in or expand our information and technology capabilities, engage and retain experienced management, invest in our stores and otherwise incur additional costs. Our inability to address these concerns or otherwise to achieve targeted results associated with our initiatives could materially and adversely affect our results of operations, or negatively impact our ability to successfully execute future strategies, which may result in a material adverse effect on our business and financial results.
If we are unable to successfully appeal to and engage with our target consumers and third-party retailers, our business and financial performance may be materially and adversely affected.
We operate in the consumer retail industry through brick-and-mortar stores and digitally including through third-party retailer channels. Through our Brigit business, we now also provide financial health solutions direct to consumers. As such, our success depends, among other things, on our ability to identify and successfully market products and services through various channels that appeal to our current and future target customer segments and third-party retailers, to align our offerings with consumer and third-party retailer preferences and to maintain favorable perceptions of our brands by our target consumers and third-party retailers. If we are unable to successfully appeal to and engage with our target consumers and third-party retailers, our business and financial performance may be materially and adversely affected.
We must maintain corporate brands that are recognized and trusted by consumers and third-party retailers.
Our brands could be adversely affected by situations that reflect negatively on us, whether due to our business practices, adverse financial developments, a data breach, perceptions of our corporate governance or how we address environmental or social responsibility initiatives, the conduct of our officers, directors, or employees, the actions of a significant partner or other businesses with which we do business, or other causes. The negative impacts of these or other events may be amplified as consumers and other stakeholders increase or change their expectations regarding the conduct of public companies, sustainability efforts, and corporate responsibility. These impacts may be further complicated such that perceptions are formed through rapid and broad interactions using modern communication and social media tools over which we have no control. Any such event could decrease demand for our products, reduce our ability to recruit and retain employees, and lead to greater regulatory scrutiny of our businesses.
Our proprietary algorithms and customer decisioning tools used to approve customers are subject to unexpected changes in behavior caused by macroeconomic conditions, which could cause these tools to no longer be indicative of our customers’ ability to perform under their agreements with us.
We believe our proprietary customer lease decisioning process to be a key to the success of our business for both Acima and Rent-A-Center. Brigit also employs a proprietary decisioning process to approve consumers for its products and services. We assume behavior and attributes observed from prior customers, among other factors, are indicative of performance by future customers. Unexpected changes in behavior caused by macroeconomic conditions, including, for example, impacts to the U.S. economy related to the COVID-19 pandemic and changes in consumer behavior relating thereto as well as the current challenging macroeconomic conditions, could lead to increased incidence and costs related to lease merchandise write-offs or customer losses at Brigit. For example, we experienced higher losses in the fourth quarter of 2021 and during 2022 due to the impacts of changing consumer payment behaviors following the expiration of governmental stimulus programs and high inflation. Unexpected changes in behavior caused by macroeconomic conditions will impact our decisioning process and likely require frequent adjustments and the application of greater management judgment in the interpretation and adjustment of the results produced by our decisioning tools and we may be unable to accurately predict and respond to the impact of a prolonged economic downturn or changes to consumer behaviors, which in turn may limit our ability to manage risk and avoid lease merchandise write-offs and could result in our accounts receivable allowance being insufficient. Even after the effect of the current macroeconomic conditions subside, unexpected changes in behavior caused by macroeconomic conditions such as the U.S. economy experiencing a recession or slowdown in economic growth and job losses related thereto, a continued high interest rate environment, inflationary pressures, reduced availability or elimination of government subsidies, changes in consumer preferences, availability of alternative products or other factors, could lead to increased incidence and costs related to lease merchandise write-offs or other customer losses.
We may take advantage of merger and acquisition opportunities from time to time with the intent of advancing our key initiatives, but such activities may not prove successful and may subject us to additional risks.
From time to time, we may take advantage of additional merger and acquisition opportunities intended to advance our key strategic initiatives. Such merger and acquisition opportunities, such as our recent Brigit acquisition, may involve numerous risks, including the following:
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difficulties in integrating the operations, systems, technologies, products and personnel of the acquired businesses;

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difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets may have stronger market positions;

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application of regulatory regimes that have not previously applied to, and may significantly impact, our business;

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diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations;

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the potential loss of key employees, vendors and other business partners of the businesses we acquire;

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the incurrence of debt, contingent liabilities and amortization expenses and write-offs of goodwill in connection with such activities that could harm our financial condition; and

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dilutive issuances of common stock or other equity securities.

Mergers and acquisitions are inherently risky and subject to many factors outside of our control. We cannot assure you that our previous or future acquisitions will be successful and will not materially and adversely affect our business, operating results or financial condition. Failure to manage and successfully integrate acquisitions could materially harm our business and operating results.
Failure to effectively manage our costs could have a material adverse effect on our profitability.
Consumer spending remains uncertain and our continued profitability is largely dependent on our ability to effectively manage our cost structure, certain elements of which are largely fixed in nature. We have experienced, and may experience in the future, increases in the costs of purchasing certain merchandise from suppliers or third-party retailers as a result of various factors, including supply/demand trends, tariffs and other government regulations, increases in the prices of certain commodities, increases in shipping costs and general economic conditions. We have experienced and may experience in the future increases in labor costs as a result of wage inflation for employees in many regions or increased competition for employees as unemployment rates decline. We have limited or no control over many of these inflationary forces. In addition, due to the competitive environment in our industries and increasing price transparency, we may not be able to recover all or even a portion of such cost increases by increasing our merchandise or other prices, fees, or otherwise. Even if we are able to increase merchandise or other prices or fees, those cost increases to our customers could result in reduced demand for our products and services. As a result, the failure to manage our overall cost of operations, labor and benefit rates, advertising and marketing expenses, operating leases, charge-offs due to customer-stolen merchandise, other operating expenses or indirect spending could materially and adversely affect our profitability.
We face risks in our Acima third-party retailer business and virtual locations that differ in some potentially significant respects from the risks of the traditional lease-to-own business conducted in Rent-A-Center store locations. These risks could have a material adverse effect on Acima, which could negatively impact our ability to grow the Acima segment and result in a material adverse effect on our results of operations.
Our Acima segment offers the lease-to-own transaction through the stores or websites of third-party retailers and, therefore, faces risks different from those that have historically been associated with our traditional lease-to-own business conducted in our Rent-A-Center store locations. These potential risks include, among others:
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reliance on the ability of unaffiliated third-party retailers to attract customers and to maintain quality and consistency in their operations and their ability to continue to provide eligible durable goods desired by customers;

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establishing and maintaining relationships with unaffiliated third-party retailers;

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reliance on unaffiliated third-party retailers for many important business functions, from advertising through assistance with lease transaction applications, including, for example, adhering to Acima’s merchant policies and procedures, properly explaining the nature of the lease-to-own transaction to potential customers, properly handling customer inquiries made directly to the third-party retailer and properly explaining that the lease transaction is with Acima and not with the third-party retailer;

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increased regulatory focus on the virtual lease-to-own transaction and/or the potential that regulators adopt new regulations or legislation (or existing laws and regulations may be interpreted in a manner) that negatively impact Acima’s ability to offer virtual lease-to-own programs or certain products or services through third-party retailers, and/ or that regulators may attempt to force the application of laws and regulations on Acima’s lease-to-own business or certain products or services in inconsistent and unpredictable ways that could increase the compliance-related costs incurred by us, restrict certain business activities and negatively impact our financial and operational performance (see, for example, the regulatory matters discussed in “Recent Developments — Litigation, Enforcement and Investigation Matters” included in this Registration Statement on Form S-3);

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reliance on automatic bank account drafts for lease payments, which may become disfavored as a payment method for these transactions by regulators and/or providers, or may otherwise become unavailable;

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more product diversity within Acima’s merchandise inventory relative to our traditional store-based lease-to-own business, which can complicate matters such as merchandise repair and disposition of merchandise that is returned and which exposes us to risks associated with products with which we have limited experience;

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lower barriers to entry and start-up capital costs to launch a competitor due to the reliance of Acima and its competitors on the store locations and inventories of third-party retailers, and online connections with retailers, rather than incurring the cost to obtain and maintain brick and mortar locations and in-store or in-warehouse inventories;

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indemnification obligations to Acima’s third-party retailers and their service providers for losses stemming from Acima’s failure to perform with respect to its products and services, to comply with applicable laws or regulations or to take steps to protect its third-party retailers” and their customers’ data and information from being accessed or stolen by unauthorized third-parties, including through cyberattacks;
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increased risk of consumer fraud with respect to Acima’s lease-to-own business and e-commerce business as compared to the traditional store-based Rent-A-Center Business;

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increased risk of merchant fraud due to the planned growth in third-party retailers and other merchants from which customers can select products to lease from Acima;

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reduced gross margins compared to the Rent-A-Center segment because Acima generally purchases merchandise it leases to customers at retail, rather than wholesale, prices;

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operational, financial, regulatory or other risks associated with the development and implementation of new digital technologies that are intended to enhance the customer and third-party retailer experience and to differentiate Acima from competing consumer offerings, including Acima direct to consumer offerings; and

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the ability of Acima to adequately protect its proprietary technologies or to address any claims of infringement by third-parties.

These risks could have a material adverse effect on Acima, which could negatively impact our ability to grow the Acima segment and result in a material adverse effect on our results of operations. In addition, these risks have become more significant due to the size of the Acima segment as a percentage of our overall company.
Our strategy to grow the third-party retailer business depends on our ability to develop and offer robust virtual lease-to-own technology, including algorithmic decisioning programs and waterfall integrations.
Although our third-party retailer business began as a staffed model, our strategy to grow the third-party retailer business depends on significantly expanding our unstaffed or virtual lease-to-own solution. The acquisitions of Merchants Preferred and Acima in recent years, including scalable technology offering, robust decision engine, enhanced infrastructure and experienced management team members accelerated the development of our virtual lease-to-own offering. Since 2021, we have further executed on our virtual growth strategy through, among other things, continued investments in Acima’s proprietary offerings, technologies and organizational enhancements. We may not realize the intended benefits from these investments and initiatives. If we are unable to maintain and continuously improve our technologies and decisioning methodologies, our business and financial results may be materially and adversely affected.
If we are unable to compete effectively within the growing e-commerce sector, our business and results of operations may be materially and adversely affected.
Competition from the e-commerce sector continues to grow and has been accelerated by trends that developed as a result of restrictions implemented due to COVID-19. To compete in this e-commerce sector, we must be able to innovate and develop technologies and digital solutions that appeal to our customer. We utilize virtual capabilities within our Acima and Rent-A-Center segments. There can be no assurance we will be successful in continuing to develop the technologies and digital solutions necessary to grow our e-commerce business in a profitable manner. Certain of our competitors, and a number of e-commerce retailers, have established e-commerce operations against which we compete for customers. It is possible that the increasing competition from the e-commerce sector may reduce or prevent us from growing our market share, gross and operating margins, and may materially and adversely affect our business and results of operations in other ways.
Our operations are dependent on effective information management systems. Failure of our systems or those of our host retailers could negatively impact our business, financial condition and results of operations.
We utilize integrated information management systems. The efficient operation of our business is dependent on these systems to effectively manage our financial and operational data. The failure of our information management systems to perform as designed due to “bugs,” crashes, computer viruses, security breaches, cyberattacks, phishing attacks, internet failures and outages, operator error, or catastrophic events, and any associated loss of data or interruption of such information management systems for a significant period of time could disrupt our business. If the information management systems sustain repeated failures, we may not be able to manage our store and virtual operations or our Brigit operations, which could have a material adverse effect on our business, financial condition and results of operations. We continuously need to improve and upgrade our systems and technology while maintaining their reliability and integrity. We invest in new information management technology and systems and implement modifications and upgrades to existing systems. These investments include replacing legacy systems, making changes to existing systems, building redundancies, and acquiring new systems and hardware with updated functionality. We take actions and implement procedures designed to ensure the successful implementation of these investments, including the testing of new systems and the transfer of existing data. These efforts may take longer and may require greater financial and other resources than anticipated, may cause distraction of key personnel, may cause disruptions to our existing systems and our business, and may not provide the anticipated benefits. A disruption in our information management systems, or our inability to improve, upgrade, integrate or expand our systems to meet our evolving business requirements, could impair our ability to achieve critical strategic initiatives and could materially and adversely affect our business, financial condition and results of operations. Similar risks associated with Acima host retailer information management systems or information management systems of Brigit’s commercial partners, which we do not control, may also materially and adversely affect our business, financial condition and results of operations.
If we fail to protect the integrity and security of customer, employee, supplier and host retailer or other third party information, or if our host retailers or other third parties fail to protect the integrity and security of customer information, we could incur significant liability and damage our reputation, and our business could be materially and adversely affected.
In the ordinary course of business, we collect, store and process certain personal information provided to us by our customers, including social security numbers, dates of birth, banking information, credit and debit card information and data we receive from consumer reporting companies, including credit report information, as well as certain confidential information about our third-party retailers and employees, among others. Much of this data constitutes confidential personally identifiable information (“PII”) which, if unlawfully accessed, either through a “hacking” attack or otherwise, could subject us to significant liability as further discussed below.
To our knowledge, our business other than the Brigit business has not suffered a significant security breach during 2024 or during 2025 through February 20, 2025, nor has the Brigit business suffered a significant security breach since being acquired by Upbound and through February 20, 2025, the date of this Registration Statement on Form S-3. However, despite instituted safeguards for the protection of such information, our systems are subject to significant risk of compromise from increasingly aggressive and sophisticated cyberattacks, including hacking, computer viruses, malicious or destructive code, ransomware, social engineering attacks (including phishing and impersonation), denial-of-service attacks and other attacks and similar disruptions from the unauthorized use of or access to information technology systems. Our IT systems are subject to constant attempts to gain unauthorized access in order to disrupt our business operations and capture, misappropriate, destroy or manipulate various types of information that we rely on, including confidential PII or other confidential information. In addition, one of our employees, contractors or other third parties with whom we do business may attempt to circumvent our security measures in order to obtain such information, or if a third party we are engaged with suffers a breach, we could potentially also suffer from the loss of such information. Loss or misuse of customer, employee, supplier or third-party retailer information could disrupt our operations, damage our reputation, and expose us to claims from customers, employees, suppliers, third-party retailers, bank partners, regulators and other persons, any of which could have a material adverse effect on our business, financial condition and results of operations. Successful data breaches or other cybersecurity incidents at other companies, whether or not we are involved, could lead to a general loss of customer confidence that could similarly negatively affect us, including harming the market perception of the effectiveness of our security measures or financial technology in general. Further, if any such compromise, breach or misuse is not detected quickly, the effect could be compounded. The costs associated with information security, such as increased investment in technology, the costs of compliance with privacy laws and industry standards, fines, penalties, or liability, and costs incurred to prevent or remediate information security breaches, could materially and adversely affect our business. In addition, we rely on the secure operation of our website and other third-party systems generally to assist us in the collection and transmission of the sensitive data we collect. Similar risks associated with Acima host retailers’, Brigit’s bank partners’ or other service providers’ failure to protect the integrity and security of customer information, which we do not control, may also materially and adversely affect our business, financial condition and results of operations.
Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.
Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our brand and operating results could be harmed. Additionally, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), so that our management can certify, on an annual basis, that our internal control over financial reporting is effective. We are also required to, among other things, establish and periodically evaluate procedures with respect to our disclosure controls and procedures.
All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. While we continue to evaluate and improve our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. In addition, we may face challenges integrating Brigit, which was not subject to the rules and regulations promulgated under Sarbanes-Oxley prior to its acquisition by us, into our internal control infrastructure.
Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of Sarbanes-Oxley. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our ability to raise capital, and may also expose us to potential claims and losses. Additionally, any such failure could subject us to increased regulatory scrutiny, which could also have a material adverse effect on our business and the price of our securities.
The industries in which we operate are highly competitive, which could impede our ability to maintain lease volumes and pricing and have a material adverse effect on our operating results.
Many categories of products we lease and sell from time to time, including furniture, appliances and electronics such as televisions, computers and smartphones, are the subject of intense competition from a number of types of competitors, including national, regional and local operators of lease-to-own stores, virtual lease-to-own companies, traditional and online providers of used goods and merchandise, traditional, “big-box” and e-commerce retailers, fintech firms and others. In addition, the lease-to-own industry faces competition from layaway programs and various types of consumer finance companies, including Buy-Now-Pay-Later, installment, payday and title loan companies that may enable our customers to shop at traditional or online retailers, as well as rental stores that do not offer their customers a purchase option. These competitors may have significantly greater financial and operating resources, greater name recognition in certain markets, and offer a larger selection of products at more competitive prices than our Rent-A-Center and Acima segments. Competitors with greater financial resources may be able to grow faster than us, including through acquisitions. Our competitors may also employ aggressive marketing strategies involving frequent sales and discounts, including the use of certain products as “loss leaders” to increase customer traffic. Engaging in these pricing strategies could cause a material reduction in our sales revenue and gross margins. Alternatively, we may be unable to or elect not to engage in these pricing strategies, which could decrease our lease volumes. The expansion of digital retail has increased the number and variety of retailers with which we compete, and certain online retailers may have greater brand recognition, social media following and engagement and sophisticated websites than we do.
Some of these competitors may be willing to offer products and services on an unprofitable basis in an effort to gain market share or be willing to finance or lease certain types of products that we are not willing to or are unable to lease. Additionally, these competitors may be willing to enter into customer leases where services, rather than goods, comprise the significant portion of the lease value, or be willing to engage in other practices related to pricing, compliance, and other areas in which we are not willing to or cannot engage. The increasing competition from all of these sources may also reduce the market share held by our Rent-A-Center and Acima segments.
Our Acima segment relies heavily on relationships with third-party retailers. An increase in competition, which we continue to face, could cause our third-party retailers to no longer offer the Acima lease-to-own solutions in favor of those of our competitors, or to offer the Acima lease-to-own solutions and the products of our competitors simultaneously at the same store locations, which could slow growth in the Acima segment and limit or reduce profitability. Furthermore, Acima’s lease-to-own competitors may deploy different business models, such as direct-to-consumer strategies, that forego reliance on third-party retailer relationships that may prove to be more successful.
Our recently acquired Brigit business also faces significant competition from other providers of EWA and credit builder products and other financial health technology companies, which may adversely impact Brigit’s ability to achieve its growth objectives in a timely manner or at all.
We may be unable to retain key employees.
Our success depends in part upon its ability to retain its executive leadership, management team and other key employees. Key personnel may depart because of a variety of reasons. The loss of these individuals without adequate replacement could materially and adversely affect our ability to sustain and grow our business. The inability to attract and retain qualified individuals, or a significant increase in the costs to do so, would materially and adversely affect our operations.
If we are unable to attract, train and retain managerial personnel and hourly associates in our stores and staffed Acima locations, our reputation, sales and operating results may be materially and adversely affected.
Our workforce is comprised primarily of employees who work on an hourly basis. We rely on our sales associates in our Rent-A-Center store locations and staffed Acima locations to provide customers with an enjoyable and informative shopping experience and to help ensure the efficient processing and delivery of products. To grow our operations and meet the needs and expectations of our customers, we must attract, train, and retain a large number of hourly associates, while at the same time controlling labor costs. We compete with other retail businesses as well as restaurants for many candidates for employment at our store locations and staffed Acima locations. These positions have historically had high turnover rates, which can lead to increased training, retention and other costs. Our ability to control labor costs is also subject to numerous external factors and compliance with regulatory structures, including competition for and availability of qualified personnel in a given market, unemployment levels within those markets, governmental regulatory bodies such as the Equal Employment Opportunity Commission and the National Labor Relations Board, prevailing wage rates and wage and hour laws, minimum wage laws, the impact of legislation governing labor and employee relations or benefits, such as the Affordable Care Act, health insurance costs and our ability to maintain good relations with our employees. If we are unable to attract and retain quality employees at reasonable cost, or fail to comply with the regulations and laws impacting personnel, it could have a material adverse effect on our business, financial condition and results of operations.
Acts of nature, whether due to climate change, pandemic or otherwise, can disrupt our operations and those of our third-party retailers.
Our Rent-A-Center store operations, as well as those of our third-party retailers at Acima, are subject to the effects of adverse acts of nature, such as pandemics and other public health crises, winter storms, hurricanes, hail storms, strong winds, earthquakes, tornadoes and wildfires, which have in the past caused damage such as flooding and other damage to our stores and those of our third-party retailers in specific geographic locations, including in Mexico, Puerto Rico, Florida, Louisiana and Texas, and may, depending upon the location and severity of such events, materially and unfavorably impact our business continuity. We cannot guarantee that the amount of any hurricane, windstorm, earthquake, flood, business interruption or other casualty insurance we may maintain from time to time would cover any or all damages caused by any such event.

We are subject to the risk of pandemics and other threats to public health, and the reactions of governmental authorities to those emergencies. The lease-to-own industry can benefit during recessionary economic cycles or credit-constrained environments because it provides credit constrained customers with a viable option to obtain merchandise they may not otherwise be able to obtain through other retailers offering traditional financing options. However, there are no assurances that the continuing or future pandemics will not lead to future government actions negatively impacting our business. In addition, pandemics could lead to lasting changes in consumer behavior detrimental to our business.
The COVID-19 pandemic and the measures taken in response to it prevented us from continuing our operations in the ordinary course, which had an immediate adverse effect on our business as we experienced operational restrictions, delays on our timing or ability to obtain desired merchandise and increased costs. To the extent that similar measures are implemented in the future in response to a pandemic or other public health or safety crises, our business and results of operations may be adversely affected.
The risks associated with climate change and other environmental impacts and increased focus by stakeholders on environmental issues, including those associated with climate change, could adversely affect our business, financial condition and operating results.
Climatologists predict the long-term effects of climate change and global warming will result in the increased frequency, intensity, unpredictability and duration of weather events, which could significantly disrupt supply chains, potentially impacting our vendors’ costs and the production of products leased at our Rent-A-Center stores as well as our third-party retailers at Acima. These weather events could also lead to an increased rate of temporary store closures and reduced customer traffic at our stores and impact the availability and costs of products, commodities and energy, which in turn may impact our ability to procure goods or services required for the operation of our business at the quantities and levels we require.
In addition, concern over climate change may result in new or increased regional, federal or global legal and regulatory requirements to reduce or mitigate the effects of greenhouse gases, including increased disclosure requirements. These requirements may lead to an increase in tax, transportation, utility and other expenses.
Lastly, there is increased focus, including by governmental and non-governmental organizations, investors, customers and communities on these and other environmental sustainability matters, including deforestation, land use, climate impact and recyclability or recoverability of packaging, including plastic. Our reputation could be damaged if we or others in our industries do not act, or are perceived not to act, responsibly with respect to our impact on the environment. Moreover, our customers, stockholders, employees and other stakeholders have diverse expectations, demands and perspectives on these topics, which are continuing to evolve. We may not be able to meet the diverse expectations and demands of all of our stakeholders, which could result in adverse publicity, harm our reputation, lead to claims against us and affect our relationships with our customers and employees, and subject us to legal and operational risks, any of which could have a material adverse effect on our business. Our host retailers in our Acima segment may face similar risks, which could adversely impact the results of our Acima segment.
The success of our Franchising segment is dependent on the ability and success of our third-party franchisees, over which we have limited control.
The franchisees of our Franchising segment are independent third-party businesses that are contractually obligated to operate in accordance with the operational and other standards set forth in their respective franchise agreements. Although we evaluate potential franchisee candidates before entering into a franchisor-franchisee relationship with them, we cannot be certain that management of a given candidate will have the business acumen or financial resources necessary to operate successful franchises in their approved territories. Because franchisees are independent businesses and not employees, we are not able to control them to the same extent as our Rent-A-Center stores, and the ultimate success and quality of a franchise ultimately rests with the franchisee. Certain state franchise laws may also limit our ability to terminate, not renew or modify our franchise agreements. Our franchisees may fail in key areas, or experience significant business or financial difficulties, which could slow our growth, reduce our franchise fees, royalties and revenue, damage our reputation, expose us to regulatory enforcement actions or private litigation and/or cause us to incur additional costs. If we fail to adequately mitigate any such future losses, our business and financial condition could be materially and adversely affected.
Our businesses are typically subject to seasonality, which causes our revenues and operating cash flows to fluctuate and may adversely affect our ability to borrow on our credit facilities, service our debt obligations and fund our operations.
Our business typically experiences moderate seasonality with the first quarter of each fiscal year generally providing higher sales than any other quarter, due to customers’ receipt of federal tax refunds, followed by reduced demand in the second and third quarters of each fiscal year. This seasonality requires us to manage our cash flows over the course of the year. If our revenues were to fall substantially below what we would normally expect during certain periods, our annual financial results, our ability to borrow on our credit facilities, and our ability to service our debt obligations or fund our operations could be adversely affected.
Our current insurance program may expose us to unexpected costs and negatively affect our financial performance.
Our insurance coverage is subject to deductibles, self-insured retentions, limits of liability and similar provisions that we believe are prudent based on our operations. We may elect to accept higher deductibles or reduce the amount of coverage to reduce insurance cost. Because we self-insure a significant portion of expected losses under our workers’ compensation, general liability, vehicle and group health insurance programs, unanticipated changes in any applicable actuarial assumptions and management estimates underlying our recorded liabilities for these losses, including potential increases in medical and indemnity costs, could result in materially different amounts of expense than expected under these programs. This could have a material adverse effect on our financial condition and results of operations.
If we were not able to send or accept electronic payments, our business and financial results could be adversely affected.
We rely on access to various financial networks to process payments received from our customers. These include credit card and debit card networks and the Automated Clearing House (ACH) network. Our ability to participate in these networks depends on our compliance with applicable laws and regulations and with the complex rules of each network and any related industry supervisory groups. If we fail to comply with legal requirements or rules and best practices established by a network or industry group, including those related to data security, we could be assessed significant monetary fines and other penalties, including, in certain cases, the termination of our right to use the applicable network or system. Such fines and penalties, and any disruption in or termination of our ability to process customer payments electronically, could materially adversely affect our business and our brand.
The integration and use of AI and similar technology in our business presents risks and challenges that could adversely affect our business, reputation, and results of operations.
We are in the early stages of integrating AI in our business, including machine learning AI and generative AI tools that collect and analyze data to support our business operations and customer-facing interactions. For example, we recently acquired Brigit, which offers certain products that depend on the use of AI. We also use products and services from third parties that use integrated AI technology. The use of AI tools and technology presents many challenges and risks to our business. The development and deployment of AI systems involve inherent technical complexities and uncertainties, and our AI systems may encounter unexpected technical difficulties, limitations or errors, including inaccuracies in data processing or flawed algorithms, which could compromise the reliability and effectiveness of our products and services based on AI. In addition, our competitors or other third parties may incorporate AI into their products more quickly or more successfully than us, which could impair our ability to compete effectively.
The use of AI applications, including large language models, may result in cybersecurity incidents that implicate the personal data of end users of such applications. Any such cybersecurity incidents related to our use of AI applications could adversely affect our reputation and results of operations. AI also presents emerging ethical issues, and if our use of AI becomes controversial, we may experience brand or reputational harm, competitive harm, regulatory scrutiny or legal liability.
The introduction of AI technologies into our products and services may result in new or enhanced governmental or regulatory scrutiny, litigation, confidentiality or security risks, ethical concerns or other complications that could adversely affect our business, reputation or financial results. The regulatory landscape governing AI technologies is evolving rapidly, and changes in laws, regulations or enforcement practices may impose new compliance requirements, restrict certain AI applications or increase our regulatory obligations, which could negatively impact our business and results of operations.
If our Brigit business fails to comply with its obligations under license or technology agreements with third parties, or if Brigit cannot license rights to use technologies on reasonable terms, we could be required to pay damages, lose license rights that are critical to Brigit’s business or be unable to commercialize new products and services in the future.
Our Brigit business licenses certain third-party intellectual property that is important to Brigit’s business, including data, technologies, content and software from third parties, and in the future Brigit may license additional valuable third-party data, intellectual property or technology. If Brigit fails to comply with any of the obligations under Brigit’s license agreements or other applicable agreements, it may be required to pay damages and the licensor may have the right to terminate the license, which would cause Brigit to lose valuable rights, and could prevent Brigit from selling certain of its products and services, or inhibit its ability to commercialize current or future products and services. Brigit’s business may suffer if any current or future licenses or other grants of rights to our Brigit business terminate, if the licensors (or other applicable counterparties) fail to abide by the terms of the license or other applicable agreement, if the licensors fail to enforce the licensed intellectual property rights against infringing third parties, or if the licensed intellectual property rights are found to be invalid or unenforceable. Third parties from whom our Brigit business currently licenses data, intellectual property and technology could refuse to renew those agreements upon their expiration or could impose additional terms and fees that we otherwise would not deem acceptable, requiring Brigit to obtain the data, intellectual property or technology from another third party, if any is available, or to pay increased licensing fees or be subject to additional restrictions on Brigit’s use of such third-party data, intellectual property or technology.
Our Brigit Business’s Instant Cash advances expose Brigit to the repayment risk of Brigit’s customers and if Brigit’s underwriting criteria for making advances is not sufficient to mitigate against this risk, or if the data Brigit uses to underwrite is inaccurate or incomplete, Brigit’s financial condition and operating results could be adversely affected if a substantial number of Brigit’s customers fail to repay the Instant Cash advance they receive.
The Instant Cash advance product that we acquired through our acquisition of Brigit exposes Brigit to financial losses if Brigit’s customers do not repay the advance provided. The timing and volume of advance repayments have a significant impact on Brigit’s financial results and cash flows. If a large number of Brigit’s customers do not repay advances, Brigit’s financial condition and operating results would be adversely affected.
Brigit’s underwriting standards may not offer adequate protection against the risk of non-payment, especially in periods of economic uncertainty. Brigit relies on consumer’s bank account data obtained through a third party in order to develop its underwriting models and in order to underwrite any particular consumer’s advance. If this data becomes unavailable or is inaccurate or incomplete, Brigit’s underwriting may not adequately predict repayment of advances.
There can be no assurance that Brigit’s performance forecasts will be accurate. In periods with changing economic conditions and continued or renewed inflationary pressures, accurately forecasting repayment of advances is more difficult. Brigit’s allowance for losses is an estimate, and if actual repayment defaults are materially greater than the allowance for losses, or more generally, if Brigit’s forecasts are not accurate, Brigit’s financial position, liquidity and results of operations could be materially adversely affected.

If our Brigit business’s present or any future key banking relationships are terminated and Brigit is not able to secure or successfully migrate client portfolios to a new bank partner or partners, Brigit’s business would be adversely affected.
Our Brigit business relies on agreements with bank partners, including Coastal Community Bank to provide certain of its products and services to customers. These agreements and corresponding regulations governing banks and financial institutions may give bank partners substantial discretion in approving certain aspects of Brigit’s business practices, including the application and qualification procedures for Brigit’s customers and require Brigit to comply with certain legal requirements. Discretionary actions by bank partners under these agreements could impose material limitations to, or have a material adverse effect on, Brigit’s business, financial condition and results of operations. If Brigit’s relationship with any of its bank partners is terminated, Brigit would need to find another financial institution to provide those services, which could be difficult and expensive. If Brigit is unable to find a replacement financial institution, Brigit would not be able to offer certain of its products and services to its customers, which would have a material adverse effect on Brigit’s business, financial condition and results of operations. Furthermore, Brigit’s financial results could be adversely affected if the costs associated with any of its bank partners materially change or if any penalty or claim for damages is imposed as a result of Brigit’s breach of its agreements with them.
Risks Relating to Legal and Compliance Matters
We may be subject to legal or regulatory proceedings from time to time that result in damages, penalties or other material monetary obligations or material restrictions on our business operations, and our use of arbitration agreements may not allow us to avoid costly litigation.
In addition to laws and regulations regarding our lease-to-own transactions and those impacting products and services currently offered by Brigit, we are subject to consumer protection and data privacy laws and other laws and regulations. As we execute on our strategic plans, we may continue to expand into complementary businesses that engage in financial, banking or lending services, or lease-to-own or rent-to-rent transactions involving products that we do not currently offer our customers, all of which may be subject to a variety of additional statutory and regulatory requirements not presently applicable to our operations. We have defended against, continue to defend against, and may in the future defend against, legal and regulatory proceedings from time to time, including class action lawsuits and regulatory enforcement proceedings alleging various regulatory violations. We have incurred and may in the future incur significant damages, fines, penalties, obligations to post bonds pending appeal or legal fees or expenses in connection with such legal and regulatory proceedings or may pay significant amounts to settle legal or regulatory proceedings, which could materially and adversely affect our results of operations, liquidity and capital resources. The failure to pay any material judgment would constitute a default under the ABL Credit Facility, the Term Loan Facility and the Notes (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2023). In addition, we may become subject to significant restrictions on or changes to our business practices, operations or methods, including pricing, account management, or similar terms, as a result of existing or future governmental or other proceedings or settlements, any of which could significantly harm our reputation, both with consumers as well as with third-party retailers and materially and adversely affect our business, prospects and financial condition.
In an attempt to limit costly and lengthy consumer, employee and other litigation, including class actions, we require our customers and, with the exception of our Brigit business, our employees to sign arbitration agreements, including class action waivers. However, in addition to opt-out provisions contained in such agreements, judicial, regulatory or legislative actions may restrict or eliminate the enforceability of such agreements and waivers. In the past, various courts and administrative authorities have concluded that arbitration agreements with class action waivers are unenforceable, particularly where a small dollar amount is in controversy on an individual basis. If we are not permitted to use arbitration agreements and/or class action waivers, or if the enforceability of such agreements and waivers is restricted or eliminated, we could incur increased costs to resolve legal actions brought by customers, employees and others, as we would be forced to participate in more expensive and lengthy dispute resolution processes, any of which could have a material adverse effect on our business. See “Recent Developments — Litigation, Enforcement and

Investigation Matters” included in this Registration Statement on Form S-3 for additional information regarding certain legal and regulatory proceedings impacting our company.
The outcome of the previously disclosed investigations by the CFPB, multi-state attorneys’ general group and the New York Attorney General into certain of Acima’s business practices is uncertain and may materially and adversely affect our business.
In October 2020, prior to the December 2020 execution of the definitive agreement to acquire Acima, Acima received a Civil Investigative Demand (the “CID”) from the CFPB requesting certain information, documents and data relating to Acima’s products, services and practices from January 1, 2015 forward. The stated purpose of the CID was to determine whether Acima extends credit, offers leases, or otherwise offers or provides a consumer financial product or service and whether Acima complies with certain consumer financial protection laws. After the original CID, the CFPB issued subsequent CIDs requesting further information, documents and testimony. Acima responded to all CIDs and cooperated with the CFPB throughout their investigation.
In May 2023, in accordance with the CFPB’s Notice and Opportunity to Respond and Advise (“NORA”) process, the CFPB staff notified Acima that the staff may recommend that the CFPB take legal action against Acima based on allegations that Acima violated the Consumer Financial Protection Act of 2010; the Truth in Lending Act and its implementing regulation, Regulation Z; the Electronic Fund Transfer Act and its implementing regulation, Regulation E; and the Fair Credit Reporting Act and its implementing regulation, Regulation V, and seek remedies including restitution, disgorgement, damages, injunctive relief, and civil money penalties. In June 2023, Acima submitted its response to the NORA notice.
In the second quarter 2024, Acima was informed by the CFPB staff that the CFPB authorized “sue or settle” authority pursuant to the NORA process. The CFPB subsequently provided Acima with a settlement proposal. Although Acima engaged in discussions with the CFPB regarding its settlement demands, Acima’s efforts to negotiate a resolution were met with the CFPB’s threat of imminent commencement of litigation, refusal to meet with Acima in person to discuss a potential resolution, and what Acima believes were unsupportable demands.
As a result, on July 22, 2024, Acima filed a lawsuit against the CFPB in the U.S. District Court for the Eastern District of Texas. Acima seeks to halt what it contends is the CFPB’s unauthorized attempt to expand its authority as limited by federal law and usurp the long-standing, comprehensive state regulatory framework governing the lease-to-own industry. Acima filed this action reluctantly, only after concluding in its judgment that the CFPB was not prepared to settle with Acima on acceptable terms. On July 26, 2024, the CFPB filed a lawsuit against Acima and its former founder in the U.S. District Court for the District of Utah, alleging violations of the consumer financial protection laws and regulations described above in connection with the CFPB’s May 2023 NORA notice. The CFPB’s lawsuit seeks injunctive relief, unspecified monetary relief and civil penalties and other relief. Both lawsuits remain pending. Acima will vigorously prosecute the lawsuit it filed and defend itself against the CFPB’s lawsuit.
We cannot provide any assurance that Acima’s litigation against the CFPB will be successful or that Acima will be successful in defending against the CFPB’s litigation and that the CFPB’s ongoing regulatory efforts will not lead to the imposition of damages, fines, penalties, restitution, other monetary liabilities, sanctions or other relief, and/or require changes to Acima’s business practices or operations that could materially and adversely affect our business, financial condition, results of operations or reputation.
In connection with our acquisition of Acima, $45 million of a $50 million initial holdback escrowed at the closing of the transaction remains available for fines, penalties or customer restitution paid in connection with a resolution of the CFPB matter, including an adverse litigation outcome. Although the CFPB’s complaint does not contain a specific monetary demand, the CFPB’s initial monetary settlement demand exceeded the remaining $45 million holdback by a substantial amount. Therefore, there can be no assurance that the remaining escrowed amount will be sufficient to address all covered losses that may ultimately be incurred for this matter. In addition, Acima has incurred and expects to continue to incur substantial legal and related expenses associated with this matter, which are not recoverable from the holdback amount.
In addition, Acima is also subject to the pending multi-state attorneys’ general matter and the pending New York Attorney General litigation, as described further in “Recent Developments — Litigation,

Enforcement and Investigation Matters” included in this Registration Statement on Form S-3. As with the CFPB litigation described above, there can be no assurance that either of these additional matters will not result in findings or alleged violations of consumer financial protection laws that could lead to enforcement actions, proceedings or additional litigation, whether by the multi-state attorneys’ general group, other state or federal agencies, or other parties, and the imposition of damages, fines, penalties, restitution, other monetary liabilities, sanctions, settlements or changes to Acima’s business practices or operations that could materially and adversely affect our business, financial condition, results of operations or reputation.
Federal and state regulatory authorities are increasingly focused on the lease-to-own industry, and any negative change in these laws or regulations or the passage of unfavorable new laws or regulations or the manner in which any of these are enforced or interpreted could expose us to significant additional costs or compliance-related burdens and could require us to alter our business practices in a manner that may be materially adverse to us.
Although there is currently no comprehensive federal legislation regulating rental purchase transactions, federal regulatory authorities such as the United States Federal Trade Commission and the CFPB are increasingly focused on the subprime financial marketplace in which the lease-to-own industry operates and adverse federal legislation may be enacted in the future. Any federal agency, or any state regulatory authority, may propose and adopt new regulations or interpret existing regulations in a manner that could materially increase both our costs of complying with laws and the risk that we could be sued or be subject to government sanctions if we are not in compliance or to alter our business practices in a manner that reduces the economic potential of our operations. Any such new laws, regulations or interpretations could include, by way of example only, those that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to our business. In addition, federal and state regulators are increasingly holding businesses operating in the lease-to-own industry to higher standards of monitoring, disclosure and reporting, notwithstanding the adoption of any new laws or regulations applicable to our industry. Furthermore, regulators and courts may apply laws or regulations to our businesses in incorrect, inconsistent or unpredictable ways that may make our compliance more difficult, expensive and uncertain. This increased attention at the federal and state levels, as well as the potential for scrutiny by certain municipal governments, could increase our compliance costs significantly and materially and adversely affect the manner in which we operate. In addition, legislative or regulatory proposals regarding our industry, or interpretations of them, may subject us to “headline risks” whereby media attention to these matters could negatively impact our business in a particular region or in general or investor sentiment, and may materially and adversely affect our securities. Moreover, an adverse outcome from a lawsuit, even one against one of our competitors, could result in changes in the way we and others in the industry do business, possibly leading to significant costs or decreased revenues or profitability. See “Recent Developments — Litigation, Enforcement and Investigation Matters” included in this Registration Statement on Form S-3 for additional information regarding certain legal and regulatory proceedings impacting our company.
Our lease-to-own transactions are regulated by and subject to the requirements of federal and state laws and regulations that vary by jurisdiction, which require significant compliance costs and expose us to regulatory action or other litigation.
Currently, 46 states, the District of Columbia and Puerto Rico have passed laws that regulate rental purchase transactions as separate and distinct from credit sales. One additional state has a retail installment sales statute that excludes leases, including lease-to-own transactions, from its coverage if the lease provides for more than a nominal purchase price at the end of the rental period. The specific rental purchase laws generally require certain contractual and advertising disclosures. They also provide varying levels of substantive consumer protection, such as requiring a grace period for late fees and contract reinstatement rights in the event the rental purchase agreement is terminated. The rental purchase laws of 11 states limit the total amount that may be charged over the life of a rental purchase agreement, and the laws of six states limit the cash prices for which we may offer merchandise. Furthermore, there is currently no comprehensive federal legislation regulating lease-to-own transactions.
We have incurred and will continue to incur substantial costs to comply with federal and state laws and regulations, many of which are evolving, unclear and inconsistent across various jurisdictions as described above. In addition to compliance costs, we have in the past and may continue to incur substantial expenses to respond to federal and state government investigations and enforcement actions, proposed fines and penalties, criminal or civil sanctions, and private litigation, including those arising out of our or our franchisees’ alleged violations of existing laws and/or regulations.
Similar to other consumer transactions, our lease-to-own transactions are also governed by various federal and state consumer protection statutes, in addition to the lease-to-own purchase statutes under which we operate, that provide various consumer remedies, including monetary penalties, for violations. We have been and continue to be subject to disputes alleging that we have violated some of these statutory provisions, including matters initiated by regulatory authorities. See “The outcome of the previously disclosed investigations by the CFPB, multi-state attorneys’ general group and the New York Attorney General into certain of Acima’s business practices is uncertain and may materially and adversely affect our business” above and “Recent Developments — Litigation, Enforcement and Investigation Matters” included in this Registration Statement on Form S-3 for additional information regarding certain legal and regulatory proceedings impacting our company.
Laws and regulations regarding information security and data collection, use and privacy are increasingly rigorous and subject to change, which may cause us to incur significant compliance costs and subject us to adverse impacts in the event of actual or alleged compliance failures.
The regulatory environment related to information security and data collection, use and privacy is increasingly rigorous, with new and constantly-changing requirements applicable to certain aspects of our business, including our collection practices (as well as those of third parties), the manner in which we contact our customers, our decisioning process regarding whether to lease merchandise to customers or otherwise approve customers for our products or services, any payment information we may decide to furnish to consumer reporting agencies, our credit reporting practices, our ability to share customer information between our affiliated businesses and with third parties, and the manner in which we process and store certain customer, employee and other information. All states have adopted laws requiring the timely notification to individuals and, at times, regulators, the media or credit reporting agencies, if a company experiences the unauthorized access or acquisition of PII. Many states have enacted additional data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of PII and other information. For instance, the California Consumer Privacy Act of 2018 (the “CCPA”), which became effective on January 1, 2020, contains, among other things, new disclosure obligations for businesses that collect PII from California residents and affords those individuals numerous rights relating to their PII. The CCPA has changed the manner in which we collect, store and use consumer data and has resulted in increased regulatory oversight, litigation risks and costs of compliance. Furthermore, the California Privacy Rights Act (the “CPRA”) was passed in November 2020 and is intended to augment and expand the CCPA, and many of the CPRA’s provisions became effective on January 1, 2023 (with respect to information collected from and after January 2022). The CPRA significantly modified the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency that is vested with authority to implement and enforce the CCPA and the CPRA. Moreover, other states have adopted and may continue to adopt privacy-related laws whose restrictions and requirements differ from those of California, which could require us to design, implement and maintain different types of state-based, privacy-related compliance controls and programs simultaneously in multiple states, thereby further increasing the complexity and cost of compliance. These costs, including others relating to increased regulatory oversight and compliance, could materially and adversely affect our business. In addition, given that privacy and customer data protection laws may be interpreted and applied inconsistently and are in a state of flux that varies by jurisdiction, our data protection policies and practices may not be consistent with the most recent interpretations and applications of such laws at all times. Complying with these varying requirements could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business. Any failure, or perceived failure, by us to comply with our own privacy policies or with any legal or regulatory requirements or orders or other privacy or consumer protection related laws and regulations could result in proceedings or actions against us by governmental entities or others, subject us to significant penalties and negative publicity and materially and adversely affect our operating results.

Our reputation, ability to do business and operating results may be impaired by improper conduct by any of our employees, agents or business partners, including third-party retailers.
While our policies and compliance programs are intended to promote legal and ethical business practices, there is a risk that our employees, agents or business partners, including third-party retailers and franchisees, could engage in misconduct that materially and adversely affects our reputation, ability to do business or our operating results or financial condition. For instance, our operations in the U.S. and abroad are subject to certain laws generally prohibiting companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business, such as the U.S. Foreign Corrupt Practices Act, and similar anti-bribery laws in other jurisdictions. Violations by our employees, contractors or agents of policies and procedures we have implemented to ensure compliance with these laws could subject us to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil and criminal, monetary and non-monetary penalties, and related stockholder lawsuits, could cause us to incur significant legal fees and could damage our reputation. Other misconduct, including discrimination or harassment in the workplace, illegal or suspicious activity and breaches in the protection of consumer information, could similarly subject us to regulatory sanctions and negatively impact our reputation, business, operating results or financial condition. In addition, misconduct by our employees or agents could prompt regulators to allege or to determine based upon such misconduct that we have not established adequate supervisory systems and procedures to inform employees of applicable rules or to detect violations of such rules. Furthermore, alleged or perceived misconduct by our employees, agents or business partners, including third-party retailers, even if not substantiated, may attract negative publicity that could damage our reputation and impair our ability to maintain and develop relationships with our vendors, customers and other third-parties with whom we do business and to attract and retain employees.
Our products and services may be negatively characterized by consumer advocacy groups, the media and certain federal, state and local government officials, and if those negative characterizations become increasingly accepted by consumers and/or our third-party retailers, demand for our goods and the transactions we offer could decrease and our business could be materially and adversely affected.
Certain third parties, including consumer advocacy groups, media reports, and federal and state government officials have asserted that laws and regulations regarding lease-to-own transactions should be broader and more restrictive. The consumer advocacy groups and media reports generally focus on the total cost to a consumer to acquire an item, which is often alleged to be higher than the interest typically charged by banks or similar lending institutions to consumers with better credit histories seeking to borrow money to finance purchases. This “cost-of-rental” amount, which is generally defined as total lease fees paid in excess of the “retail” price of the goods, is from time to time characterized by consumer advocacy groups and media reports as predatory or abusive without discussing the fundamental difference between a credit transaction and a lease transaction, lease customers’ early purchase options, the fact that consumers can return their leased merchandise at any time without penalty or further payment obligations or the numerous other benefits to consumers of lease-to-own programs compared to traditional financing, or the lack of viable alternatives available to many of these consumers to obtain critical household items. If the negative characterization of lease-to-own transactions becomes increasingly accepted by consumers or our third-party retailers and merchant partners, demand for our products and services could significantly decrease, which could have a material adverse effect on our business, results of operations and financial condition. Additionally, if the negative characterization of lease-to-own transactions is accepted by regulators and legislators, our business may become subject to more restrictive laws and regulations and more stringent enforcement of existing laws and regulations, any of which could have a material adverse effect on our business, results of operations and financial condition. The vast expansion and reach of technology, including social media platforms, has increased the risk that our reputation could be significantly impacted by these negative characterizations in a relatively short amount of time. If we are unable to quickly and effectively respond to such characterizations, we may experience declines in customer loyalty and traffic and our relationships with our third-party retailers may suffer, which could have a material adverse effect on our business, results of operations and financial condition. Additionally, any failure by our competitors, including smaller, regional competitors, to comply with the laws and regulations applicable to the traditional and/or virtual lease-to-own models, or any actions by our competitors that are challenged by consumers, advocacy groups, the media or governmental agencies or entities as being abusive or predatory, could result in Upbound being perceived as engaging in similar unlawful or inappropriate activities or business practices, merely because we operate in the same general industries as such competitors. Such perception, whether or not accurate, could have a material adverse effect on our business, results of operations and financial condition. Brigit’s EWA business and other offerings to underserved consumers face similar risks and negative characterizations from time to time by certain third parties, including consumer advocacy groups, media reports, and federal and state government officials.
Disputes with or involving our franchisees may lead to litigation with our franchisees, which may materially and adversely affect our relationships with franchisees or our reputation, or cause us to incur significant expenses that materially and adversely affect our results of operations.
As a franchisor, we are subject to regulation by various federal and state laws and regulations that govern the relationship between us and our franchisees and the offer and sale of franchises. If we fail to comply with these laws, we could be liable for damages to franchisees and fines or other penalties, as well as the loss of franchise fees and ongoing royalty revenues. Although we believe we generally enjoy a positive working relationship with our franchisees, the nature of the franchisor-franchisee relationship may give rise to litigation with our franchisees in the ordinary course of business for a variety of reasons, including disputes related to alleged breaches of contract or wrongful termination under the franchise arrangements. We may also have disputes with franchisees in connection with transactions whereby we have re-franchised previously company-owned locations and sold them to the franchisee, including disputes regarding our indemnification obligations pursuant to those transaction agreements. Further, we may engage in litigation with franchisees to enforce the terms of our franchise agreements and compliance with our brand standards as determined necessary to protect our brand, the consistency of our products and the customer experience, or to enforce any applicable contractual indemnification rights if we are brought into a matter involving a third party due to an alleged act or omission by the franchisee. In addition, we may be subject to claims by our franchisees relating to our franchise disclosure documents, including claims based on financial information contained in those documents. Engaging in such litigation may be costly, time-consuming and may distract management and materially and adversely affect our relationships with or ability to attract new franchisees. Any negative outcome of these or any other claims could materially and adversely affect our results of operations as well as our ability to expand our franchise system and may damage our reputation and brand. Moreover, federal and state laws that regulate substantive aspects of our relationships with franchisees may limit our ability to terminate our franchise arrangements or otherwise resolve conflicts with our franchisees or enforce contractual duties or rights we believe we have with respect to our franchisees, which could materially and adversely affect our operations.
We may face liability or reputational harm for the actions, omissions and liabilities of our franchisees, which could materially and adversely affect our results of operation.
One of the legal foundations fundamental to the franchise business model has been that, absent special circumstances, a franchisor is generally not responsible for the acts, omissions or liabilities of its franchisees. However, under the franchise business model, we may face claims, liabilities and reputational harm based on vicarious liability, joint-employer liability, or other theories of liability. Expansion of these bases for liability not only could result in expensive litigation with our franchisees, third-parties or government agencies, but also could make it more difficult to appropriately support our franchisees while managing our risk of liability and reputational harm, all of which could impact our results of operations. For instance, on October 27, 2023, the National Labor Relations Board (“NLRB”) issued an amended rule for determining when two or more employers may be found to be a joint employer under the National Labor Relations Act. In March 2024, a federal court struck down the NLRB’s 2023 expanded rule, leaving the NLRB’s prior 2020 rule on joint employment in effect. The NLRB’s 2020 rule requires “substantial direct and immediate control” over one or more “essential terms or conditions of employment” in order to establish joint liability. There is a possibility of further changes in the law from the NLRB, as well as other agencies and state governments that may cause us or our franchisees to be liable or held responsible for unfair labor practices, violations of wage and hour laws, or other violations or require our franchises to conduct collective bargaining negotiations regarding employees of our franchisees. If this occurs, our operating expenses may increase as a result of required modifications to our business practices, increased litigation, governmental investigations or proceedings, administrative enforcement actions, fines and civil liability, which could materially and adversely affect our results of operations.

We may be unable to protect our intellectual property, or may be alleged to have infringed upon the intellectual property rights of others, which could result in a loss of our competitive advantage, a diversion of resources and a material adverse effect on our business and results of operations.
The success of our business depends in part on identification of the names “Upbound”, “Rent-A-Center”, “Acima” and “Brigit”, and the success of our lease-to-own, EWA decisioning and other models necessary to offer our products and services depend in large part on our proprietary decisioning algorithms, our e-commerce platform and other proprietary technologies that we currently have or may develop in the future. To protect our intellectual property rights, we rely, or may from time to time rely, on a combination of trademark, trade dress, domain name, copyright, trade secret and patent laws, as well as confidentiality and license agreements with our employees, contractors and other third parties with whom we have relationships. However, our efforts to protect our intellectual property rights may not be sufficient or effective to prevent misappropriation or infringement of our intellectual property or proprietary information, which could result in a loss of our competitive advantage. In addition, any of our intellectual property rights may be challenged, which could result in their being narrowed in scope or declared invalid or unenforceable. Any litigation or claims relating to our intellectual property and proprietary information brought by or against us, whether with or without merit, or whether successful or not, could result in substantial costs and diversion of our resources, which could have a material adverse effect on us.
Moreover, competitors or other third parties may allege that we, or agents, consultants or other third parties retained or indemnified by us, have infringed on their intellectual property rights. Given the complex, rapidly changing and competitive technological and business environment in which we operate, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against us may cause us to spend significant amounts of money to defend the claim (even if we ultimately prevail). We may also be required to pay significant money damages. In the event of a settlement or adverse judgment, our results of operation may materially decline if we are prohibited from using the relevant systems, processes, technologies or other intellectual property, especially if we are forced to cease offering certain products or services, or are required to pay to the alleged owner of the relevant intellectual property licensing fees, royalties or technology development expenses. Even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, defending against such claims may be time consuming and expensive and may result in the diversion of time and attention of our management and employees. Refer to “Recent Developments — Litigation, Enforcement and Investigation Matters” included in this Registration Statement on Form S-3 for additional information regarding the FlexShopper patent infringement litigation against our Acima business.
The taxes applicable to our operations can be difficult to determine and are subject to change, and our failure to correctly calculate and pay such taxes could result in substantial tax liabilities and a material adverse effect on our results of operations.
The application of indirect taxes, such as sales tax, is a complex and evolving issue, particularly with respect to the lease-to-own industry generally and our virtual lease-to-own Acima and e-commerce businesses more specifically. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the lease-to-own industry and e-commerce and, therefore, in many cases it is not clear how existing statutes apply to our various business activities. Failure to comply with such statutes, or a successful assertion by applicable tax authorities requiring us to collect taxes in a location or for transactions where we presently do not, could result in substantial tax liabilities, including for past sales and leases, as well as penalties and interest. In addition, if the tax authorities in jurisdictions where we are already subject to sales tax or other indirect tax obligations were to successfully challenge our positions, our tax liability could increase substantially. For instance, following a United States Supreme Court decision in June 2018, states may require a remote seller with no physical presence in the state to collect and remit sales tax on goods and services provided to purchasers in the state. Our Acima segment may become subject to additional taxes if state or municipal legislatures adopt tax reform that subjects our lease-to-own transactions originated at the locations of Acima’s third-party retailers to taxation in that jurisdiction, despite us having no physical presence in that jurisdiction. As governments increasingly search for ways to increase revenues, states may adopt tax reform or take other legislative action designed to raise tax revenues, including by expanding the scope of transactions subject to taxation or by increasing applicable tax rates, or interpreting existing sales, income and other tax regulations in a manner adverse to our business. Such changes could subject our business to new or increased tax obligations, which could have a material adverse effect on our results of operations.
Brigit previously entered into a settlement with the FTC under which it continues to have ongoing compliance obligations, noncompliance with which could result in material regulatory enforcement.
On November 14, 2023, Brigit entered into a Stipulated Order for Permanent Injunction, Monetary Judgment, and Other Relief with the Federal Trade Commission (“FTC”) settling allegations that Brigit violated provisions of the Restore Online Shoppers’ Confidence Act (“ROSCA”) and Section 5 of the FTC Act in conducting its subscription and Instant Cash lines of business. The settlement required payment of a monetary penalty of $18 million, as well as ongoing injunctive requirements related to disclosures and representations regarding Instant Cash advances, disclosures and authorizations regarding subscription plans, and subscription cancellation practices. The settlement also requires Brigit to comply with certain obligations regarding reporting settlement-relevant information to the FTC, recordkeeping, and responding to further requests from the FTC. Monetary elements of the settlement have been satisfied, but requirements to engage in FTC-facing compliance obligations continue for up to 15 years and injunctive relief related to ROSCA and FTC Act is permanent. While we believe Brigit is in material compliance with the terms of its FTC settlement, any actual noncompliance or noncompliance asserted by the FTC may result in further regulatory action and, ultimately, additional penalties, defense and compliance costs, or business restrictions.
Our Brigit business is subject to extensive regulation and oversight in a variety of areas under federal, state and local laws.
Brigit is subject to extensive regulation under United States federal and state laws and regulations governing the provision of consumer financial services such as EWA, credit builder and other products. Regulators have broad discretion with respect to the interpretation, implementation, and enforcement of these laws and regulations, including through enforcement actions that could subject Brigit to civil money penalties, consumer remediation, increased compliance costs, and limits or prohibitions on its ability to offer certain products or services or to engage in certain activities. Any failure or perceived failure to comply with any of these laws or regulations could subject Brigit to lawsuits or governmental actions and/or damage its reputation, which could materially and adversely affect Brigit’s business. Moreover, any competitors subject to different, or in some cases less restrictive, legislative or regulatory regimes may have or obtain a competitive advantage over Brigit.
In addition, Brigit’s partnership with Coastal Community Bank is subject to the supervisory authority of the FDIC and the Washington State Department of Financial Institutions, which are the bank’s primary federal and state banking regulators, respectively; and Brigit is subject to supervision and regulation by certain state regulators as a result of licenses or similar approvals it holds. Authority and discretion of such additional regulators may also involve investigation and enforcement resulting in the potential for monetary penalties, consumer remediation, and injunctive relief.
If our Brigit business was determined to be operating without having obtained necessary state or local licenses, registrations, or similar regulatory filings or approvals, it could adversely affect Brigit’s business, results of operations, financial condition, and future prospects.
Certain states have adopted laws regulating and requiring licensing, registration, or similar regulatory filings or approvals by parties that engage in certain activities regarding consumer finance transactions. The scope of such requirements varies by jurisdiction and the application of some consumer financial licensing laws to Brigit’s products and activities is unclear but may include providing EWA, offering or facilitating the originating of loans, and servicing or collecting loans, among other regulated activities. In addition, these requirements may evolve over time, including, in particular, recent trends toward increased licensing requirements and regulation of: (i) as relevant to Brigit’s Instant Cash product, parties offering EWA products; and (ii) as relevant to Brigit’s Credit Builder product and any future loan-related product development, parties engaged in loan solicitation, loan or receivable acquisition, loan servicing and debt collection. Brigit has also received inquiries from certain state regulatory agencies regarding requirements to obtain licenses from or register with those states, and Brigit may receive additional such inquiries in the future.
If Brigit were determined to be in violation of applicable licensing or similar requirements by a court or a state, federal, or local enforcement agency, Brigit could be subject to fines, damages, injunctive relief (including required modification or discontinuation of its business in certain areas), criminal penalties and other penalties or consequences, and Brigit’s ability to engage in its current products and services may be impaired, any of which could have a material adverse effect on Brigit’s business.
Federal and state regulatory authorities are increasingly focused on the earned wage access industry, and any negative change in these laws or regulations or the passage of unfavorable new laws or regulations or the manner in which any of these are enforced or interpreted could expose Brigit to significant additional costs or compliance-related burdens and could require Brigit to alter its business practices in a manner that may be materially adverse to Brigit.
Although there is currently no comprehensive federal legislation regulating EWA products, such as Brigit’s Instant Cash product, the CFPB has increasingly focused on the potential treatment of EWAs as loans or other extensions of credit for the purposes of applying certain federal consumer financial laws and regulations and the potential regulation of unfair, deceptive, or abusive practices with respect to EWA products. In particular, on July 18, 2024, the CFPB issued a proposed interpretive rule regarding “Consumer Credit Offered to Borrowers in Advance of Expected Receipt of Compensation for Work” that would, if finalized as proposed, treat certain EWAs as credit for purposes of the Federal Truth in Lending Act (“TILA”) and its implementing regulation, Regulation Z, and treat certain fees commonly charged in connection with EWAs, including fees for expedited delivery of advance disbursements and certain “tips,” as finance charges under TILA and Regulation Z. Such treatment would result in cost-of-credit disclosure requirements and limited practice requirements under TILA becoming applicable to covered EWA products. The CFPB’s interpretive rule has not been finalized, and whether it will be finalized materially as proposed remains uncertain under the new Presidential Administration. Nevertheless, increased regulatory focus on EWAs by the CFPB and other relevant federal regulators, may continue, and may be material to Brigit’s business.
At the state level, more than 20 states have addressed the coverage of EWAs by their loan-related regulatory regimes, implemented new EWA-specific regulatory requirements, or publicly considered one of these approaches (e.g., through the introduction of legislation that would, if enacted, specifically regulate EWAs as a product distinct from loans). Many of the states that have taken EWA-related action have implemented requirements that EWA providers obtain licenses or registrations and/or comply with limited disclosure and practice requirements. For example, California recently finalized a new regulation under the California Consumer Finance Protection Law requiring EWA providers to register with the state, but not imposing rate or fee restrictions on EWA products at this time. Brigit has obtained incrementally more EWA-related licenses and been subject to increasing disclosure and practice requirements with respect to its Instant Cash product over time, and it expects to continue doing so into the near future. Some states, however, have adopted more restrictive approaches. In particular, in 2023, legislatures or consumer financial regulators in Connecticut and Maryland issued guidance and/or changes in law or regulation, indicating that EWA products, in certain cases, would be considered loans or otherwise regulated under loan regulatory regimes imposing licensing, rate and fee limitation, and origination and servicing practice limitations on providers of such EWAs. We note that Brigit currently: (i) does not offer its Instant Cash product to Connecticut residents; and (ii) has been subject to, and continues to engage with regulators with respect to, both an inquiry from the Maryland Office of Financial Regulation and a subpoena from the Maryland Attorney General related to the EWA industry. Resolution of existing matters, as well as any new licensing or practice requirements may involve penalties, compliance costs, or business restrictions that may be material to Brigit’s business.

Federal and state regulatory authorities are increasingly focused on consumer financial products offered through partnerships between banks and non-bank entities, and any negative change in these laws or regulations or the passage of unfavorable new laws or regulations or the manner in which any of these are enforced or interpreted could expose Brigit to significant additional costs or compliance-related burdens and could require Brigit to alter its business practices in a manner that may be materially adverse to Brigit.
Loan programs involving partnerships between banks and non-bank entities, like the relationship between Coastal Community Bank and Brigit with respect to the Credit Builder product, have been the subject of increased regulatory and private plaintiff focus over time. Federal banking regulators increasingly have scrutinized banks’ oversight and control over service providers, in some cases bringing enforcement actions against banks partnering with financial technology companies in manners inconsistent with appropriate compliance and risk controls that constrains such banks’ ability to offer or expand credit or payments products through partnerships. State legislatures and regulators increasingly have sought to regulate bank partnership structures through methods such as enforcement actions seeking to recharacterize non-banks as the “true lenders” in bank partnership relationships for licensing and regulatory purposes. anti-evasion provisions purporting to recharacterize non-banks as lenders or otherwise subject them to licensing or usury restrictions as though they were lenders, imposition of new or more expansively interpreted licensing requirements for activities engaged in by non-bank entities as service providers to banks (e.g., the marketing, arrangement, or brokering of loans, the acquisition of loans or interests therein, or the servicing or collection of loans), adoption of opt-outs from the federal regulatory regime (the Depository Institutions Deregulation and Monetary Control Act of 1980, or DIDMCA) permitting banks to rely on the interest-related provisions of the state in which they make a loan when lending elsewhere, and seeking to impose rate or fee limitations on non-banks after they have acquired loans or interests in loans from a bank partner (“Madden claims”). Private plaintiffs have also increasingly brought litigation grounded in licensing, “true lender,” and Madden claims over time. While we believe Brigit’s relationship with Costal Community Bank, and the products offered and activities conducted in connection with such relationship, comply with applicable law, regulatory or private plaintiff actions relating to bank partnerships, or the general evolution of regulatory requirements arising from bank partnerships, may result in penalties, compliance costs, required product or practice changes, or other business restrictions that may be material.
Due to Brigit’s bank partnership model, Brigit is and will continue to be subject to third-party risk management obligations, its business model may need to be substantially altered and Brigit may not be able to continue to operate its business as it is currently operated.
The Credit Builder product made available through Brigit by Coastal Community Bank is subject to regulation and supervision by Coastal Community Bank’s regulators, including the FDIC and the Washington State Department of Financial Institutions, and Brigit, as a service provider to Coastal Community Bank, undertakes certain compliance obligations. If Brigit were to become directly subject to banking regulations or if the third-party risk management requirements applicable to Brigit were to change, Brigit’s business model may need to be substantially altered and Brigit may not be able to continue to operate its business as it is currently operated. Failure by Brigit, or Coastal Community Bank, to comply with applicable laws and regulations could have a material adverse effect on Brigit’s business, financial position and results of operations.
Risks Relating to Our Indebtedness and Other Financial Matters
We have significant indebtedness, and the level of our indebtedness could materially and adversely affect us.
As of December 31, 2024, our total indebtedness was approximately $1.3 billion. We also had undrawn commitments available for borrowings of an additional $428.3 million under the ABL Credit Facility (after giving effect to approximately $46.7 million of outstanding letters of credit).
In addition, our indebtedness could further increase, and the related risks that we face could intensify. For example, we expect to continue to evaluate the possibility of acquiring additional businesses and making strategic investments, and we may elect to finance these endeavors by incurring additional indebtedness. For example, a portion of cash consideration paid in connection with the Brigit acquisition was financed by incurring additional indebtedness. Moreover, to respond to competitive challenges, we may be required to raise substantial additional capital to finance new product or service offerings. We may also require additional capital to fund purchases of merchandise during high volume periods.
Our level of indebtedness, together with any additional indebtedness we may incur in the future, could materially and adversely affect us in a number of ways. For example, the anticipated level of indebtedness or any additional financing could:
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make it more difficult for us to pay or refinance our debts as they become due during adverse economic, financial market and industry conditions, resulting in possible defaults on such indebtedness;

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require us to use a larger portion of our cash flow for debt service, reducing funds available for other purposes;

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impair our ability to take advantage of business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

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increase our vulnerability to adverse economic, industry or competitive developments, including interest rate fluctuations, and decrease our ability to respond to such changes as compared to our competitors with less leverage;

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materially and adversely affect our ability to refinance our existing indebtedness or obtain additional financing in the future to fund working capital, capital expenditures and other general corporate purposes, particularly as substantially all of our assets are subject to liens securing certain of our existing indebtedness;

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decrease our profitability and/or cash flow or require us to dispose of significant assets in order to satisfy our debt service and other obligations if cash from operations or other sources is insufficient to satisfy such obligations;

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place us at a competitive disadvantage compared to our competitors with proportionally less debt or comparable debt at more favorable interest rates which, as a result, may be better positioned to withstand economic downturns;

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increase the risk of a downgrade in the credit rating of us or any indebtedness of us or our subsidiaries which could increase the cost of further borrowings; and

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limit our financial resources available to continue paying dividends on our Common Stock or to repurchase our Common Stock, as determined in the discretion of our Board and subject to the restrictive covenants in our debt agreements and applicable law.

Although the terms of the indenture that governs the Notes and the terms of the ABL Credit Facility and the Term Loan Facility contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. If we incur significant additional debt, the related risks could intensify.
The amount of borrowings permitted under the ABL Credit Facility is limited to the value of certain of our assets, and we rely in part on available borrowings under the ABL Credit Facility for cash to operate its business, which subjects it to market and counterparty risk, some of which is beyond our control.
In addition to cash we generate from our business, our principal existing sources of cash are borrowings available under the ABL Credit Facility. Our borrowing capacity under the ABL Credit Facility varies according to our eligible lease contracts, eligible installment sales accounts and inventory, net of certain reserves. In the event of any material decrease in the amount or appraised value of these assets, our borrowing capacity would similarly decrease, which could materially and adversely affect our business and liquidity. The documentation governing the ABL Credit Facility contains customary affirmative and negative covenants, and certain restrictions on operations become applicable if our available credit falls below certain thresholds. These covenants could impose significant operating and financial limitations and restrictions on us, including restrictions on our ability to enter into particular transactions and to engage in other actions that we may believe are advisable or necessary for our business. Subject to certain exceptions, our obligations under the ABL Credit Facility are secured by liens on substantially all of our assets. In the event of a default that is not cured or waived within any applicable cure periods, the lenders’ commitment to extend further credit under the ABL Credit Facility could be terminated, our outstanding obligations could become immediately due and payable, outstanding letters of credit may be required to be cash collateralized and remedies may be exercised against the collateral. Our access to such financing may be unavailable or reduced, or such financing may become significantly more expensive for any reason, including, but not limited to, adverse economic conditions. In addition, if certain of our lenders experience difficulties that render them unable to fund future draws on the facility, we may not be able to access all or a portion of these funds. If our access to borrowings under the ABL Credit Facility is unavailable or reduced, we may not have the necessary cash resources for our operations, and, if any event of default occurs, there is no assurance that we would have the cash resources available to repay such accelerated obligations, refinance such indebtedness on commercially reasonable terms, or at all, or cash collateralize our letters of credit, which would have a material adverse effect on our business, financial condition, results of operations and liquidity.
We may not be able to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful. Our failure to meet our debt service obligations could have a material adverse effect on our business, financial condition and results of operations.
As of December 31, 2024, the annual cash interest payments on our indebtedness are approximately $109 million, which could fluctuate depending on changes in interest rates. We depend on cash on hand and cash flows from operations to make scheduled debt payments. We expect to be able to meet the estimated cash interest payments on our indebtedness through our cash flows from operations. However, our ability to generate sufficient cash flow from operations and to utilize other methods to make scheduled payments will depend on a range of economic, competitive and business factors, many of which are outside of our control, and there can be no assurance that these sources will be adequate. If we are unable to service our indebtedness and fund our operations, we will be forced to adopt an alternative strategy that may include:
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reducing or delaying capital expenditures;

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limiting our growth;

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seeking additional capital;

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selling assets;

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reducing or eliminating the dividend on our Common Stock; or

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restructuring or refinancing our indebtedness.

Even if we adopt an alternative strategy, the strategy may not be successful and we may be unable to service our indebtedness and fund our operations, which could have a material adverse effect on our business, financial condition or results of operations. In addition, the ABL Credit Facility and the Term Loan Facility are secured by liens on substantially all of our and our restricted subsidiaries’ assets, and any successor credit facilities are likely to be secured on a similar basis. As such, our ability to refinance our indebtedness or seek additional financing, or our restricted subsidiaries’ ability to make cash available to us, by dividend, debt repayment or otherwise, to enable us to repay the amounts due under our indebtedness, could be impaired as a result of such security interests and the agreements governing such security interests.
Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations. In addition, if we cannot make scheduled payments on our debt, we will be in default and lenders under the ABL Credit Facility could terminate their commitments to loan money, holders of the Notes and lenders under the ABL Credit Facility and the Term Loan Facility could declare all outstanding principal and interest to be due and payable, and lenders under the ABL Credit Facility and the Term Loan Facility could foreclose against the assets securing such indebtedness and we could be forced into bankruptcy or liquidation.
Restrictive covenants in certain of the agreements and instruments governing our indebtedness may materially and adversely affect our financial and operational flexibility.
The terms of our indebtedness include restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to, among other things, (i) create liens; (ii) transfer or sell assets; (iii) incur indebtedness or issue certain preferred stock; (iv) pay dividends, redeem stock or make other distributions; (v) make other restricted payments or investments; (vi) create restrictions on payment of dividends or other amounts by us to our restricted subsidiaries; (vii) merge or consolidate with other entities; (viii) engage in certain transactions with affiliates; and (ix) designate our subsidiaries as unrestricted subsidiaries. In addition, our ability to access the full amount available under the ABL Credit Facility is subject to compliance with a financial maintenance covenant requiring that we maintain at least a specified fixed charge coverage ratio (as such ratio is defined in the ABL Credit Facility). Our failure to comply with any of these covenants could result in reduced borrowing capacity and/or an event of default that, if not cured or waived, could result in the acceleration of certain of our debt, which could have a material adverse effect on our business, financial condition and results of operations.
Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or to reduce expenditures. We cannot assure you that such waivers, amendments or alternative financing could be obtained or, if obtained, would be on terms acceptable to us.
A breach of any of the covenants or restrictions could result in an event of default. Such a default, if not cured or waived, could allow our debt holders to accelerate the related debt, as well as any other debt to which a cross-acceleration or cross-default provision applies, or to declare all borrowings outstanding thereunder to be due and payable. In the event our debt is accelerated, our assets may not be sufficient to repay such debt in full.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
A portion of our indebtedness bears interest at variable rates that are linked to changing market interest rates. As a result, an increase in market interest rates will increase our interest expense and our debt service obligations on the variable rate indebtedness, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. As of December 31, 2024, approximately $877 million of our indebtedness was variable rate indebtedness, and, assuming all loans were fully drawn, each quarter-point (0.25%) change in interest rates would result in an additional $2.2 million annualized pretax charge or credit to our Consolidated Statements of Operations. As of the date of this Registration Statement on Form S-3, we have not entered into any interest rate swap agreements. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate interest rate risk.
A change in control could accelerate our obligation to pay our outstanding indebtedness, and we may not have sufficient liquid assets at that time to repay these amounts.
Under the agreements governing our ABL Credit Facility and our Term Loan Facility, an event of default will result if a third party becomes the beneficial owner of 40% or more of our voting stock, in which case our obligations under such facilities may become immediately due and payable. In addition, under the indenture governing the Notes, we are obligated to offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of the purchase, upon the occurrence of certain changes in control, including, subject to certain exceptions, the consummation of any transaction that results in any person becoming the beneficial owner of at least 50% of our voting stock or a sale of substantially all of our assets. We may enter into additional financing arrangements in the future that require the repayment of outstanding amounts in similar circumstances. If a specified change in control occurs and the lenders or debt holders under our debt instruments accelerate our obligations, we may not have sufficient liquid assets to repay amounts outstanding under such agreements or be able to arrange for additional financing to fund such obligations, which could result in an event of default under the relevant instrument and could cause any other debt that we may have at that time to become automatically due, further exacerbating the adverse impacts on our financial condition.

Our organizational documents and our current or future debt instruments contain or may contain provisions that may prevent or deter another group from paying a premium over the market price to our stockholders to acquire our stock.
Our organizational documents contain provisions that authorize our Board to issue blank check preferred stock and establish advance notice requirements on our stockholders for director nominations and actions to be taken at meetings of the stockholders. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons that acquire, or are affiliated with any person that acquires, more than 15% of our outstanding Common Stock from engaging in any business combination with us for a three-year period following the date of such acquisition, subject to limited exceptions. Furthermore, the terms of our indebtedness include various change in control provisions which, in the event of a change in control, would cause a default under such indebtedness. These provisions and arrangements could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change in control involving us, whether favored or opposed by our management or our stockholders. For instance, the consummation of any such transaction in certain circumstances may require the redemption or repurchase of the Notes, and there can be no assurance that we or the potential acquirer will have sufficient financial resources to effect such a redemption or repurchase.
If our goodwill or other intangible assets become impaired, we may be required to record a significant charge to earnings.
We assess our goodwill and intangible assets for impairment annually or when events or changes in circumstances indicate the carrying value may not be recoverable. We test goodwill for impairment at the reporting unit level. If goodwill or intangible assets are deemed to be impaired, an impairment loss equal to the amount by which the carrying amount exceeds the fair value of the assets would be recognized. We would be required to record a charge in our financial statements during the period in which any impairment of our goodwill or intangible assets is determined, which may be significant and would negatively affect our results of operations reported under U.S. GAAP.
Risks Relating to Our Structure or an Investment in Our Common Stock
We are a holding company and are dependent on the operations and funds of our subsidiaries.
We are a holding company, with no revenue generating operations and no assets other than our ownership interests in our direct and indirect subsidiaries. Accordingly, we are dependent on the cash flow generated by our direct and indirect operating subsidiaries and must rely on dividends or other intercompany transfers from our operating subsidiaries to generate the funds necessary to meet our obligations, including the obligations under the ABL Credit Facility, Term Loan Facility and the Notes. The ability of our subsidiaries to pay dividends or make other payments to us is subject to applicable state laws. Should one or more of our subsidiaries be unable to pay dividends or make distributions, our ability to meet our ongoing obligations could be materially and adversely affected. If we are unable to satisfy the financial and other covenants in our debt agreements, our lenders could elect to terminate the agreements and require us to repay the outstanding borrowings, or we could face other substantial costs.
Our stock price is volatile, and you may not be able to recover your investment if our stock price declines.
The price of our Common Stock has been volatile and can be expected to be significantly affected by factors such as:
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our perceived ability to meet market expectations with respect to the growth and profitability of each of our operating segments;

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quarterly variations in our results of operations, which may be impacted by, among other things, changes in same store sales, invoice volume or when and how many locations we acquire, franchise, open, sell or close;

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quarterly variations in our competitors’ results of operations;

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changes in earnings estimates or buy/sell recommendations by financial analysts;

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how our actual financial performance compares to the financial performance guidance we provide;

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state or federal legislative or regulatory proposals, initiatives, actions or changes that are, or are perceived to be, adverse to our business;

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the stock price performance of comparable companies;

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the unpredictability of global and regional economic and political conditions;

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general conditions in the consumer financial service industry, the domestic or global economy or the domestic or global credit or capital markets;

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negative commentary regarding us and corresponding short-selling market behavior;

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adverse developments in our relationships with our customers, third-party retailers or vendors;

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legal proceedings brought against us or our officers and directors, including the matters described in “Recent Developments — Litigation, Enforcement and Investigation Matters” included in this Registration Statement on Form S-3;

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changes in our senior management team; and

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the impact of any of the other risk factors discussed or incorporated by reference herein.

In addition, the stock market as a whole historically has experienced price and volume fluctuations that have affected the market price of many specialty retailers in ways that may have been unrelated to such companies’ operating performance.
There can be no assurance as to the dividends that we may pay on our Common Stock or as to future stock repurchases.
Holders of our Common Stock are only entitled to receive such dividends as our Board may declare in its discretion out of funds legally available for such payments. Although we have paid quarterly cash dividends on our Common Stock since 2019, we are not required to declare or pay any dividends and there may be circumstances under which we may be unable to declare and pay dividends or repurchase our shares under applicable Delaware law or due to the impact of restrictive covenants in our debt agreements. In addition, we may elect to eliminate or reduce our Common Stock dividend or not to implement additional stock repurchases in the future for any reason. Any elimination of or reduction in the amount of our Common Stock dividend or the failure to implement future stock repurchases could materially and adversely affect the market price of our Common Stock.
A lowering or withdrawal of the ratings assigned to our debt by rating agencies may increase our future borrowing costs and reduce our access to capital.
Our indebtedness currently has a non-investment grade rating, and any rating assigned to our debt could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Credit ratings are not recommendations to purchase, hold or sell any securities of our company. Additionally, credit ratings may not reflect the potential effect of risks relating to any securities of our company. Any downgrade by either S&P or Moody’s may result in higher borrowing costs. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing.
Risks Relating to Our Acquisition of Brigit
We may be unable to realize the anticipated benefits of the Brigit acquisition, including synergies, and expect to incur substantial expenses related to the acquisition, which could have a material adverse effect on our business, financial condition and results of operations.
We expect to realize potential revenue and, to a lesser extent, cost synergies as a result of the Brigit acquisition. In addition to the purchase price we paid in connection with the acquisition, we also expect to incur certain costs to achieve these synergies. In addition, while we believe these synergies are achievable, our ability to achieve such estimated synergies and the timing of achieving any such synergies is subject to various assumptions by our management, which may or may not be realized, as well as the incurrence of other costs in our operations that offset all or a portion of such synergies. As a consequence, we may not be able to realize all of these synergies within the timeframe expected or at all. In addition, we may incur additional and/or unexpected costs in order to realize these synergies. Failure to achieve the expected synergies could significantly reduce the expected benefits associated with the acquisition and materially and adversely affect our business, financial condition and results of operations.
We may be unable to retain key personnel hired as a result of the Brigit acquisition.
The success of the Brigit acquisition will depend in part on our ability to retain the talent and dedication of key employees of Brigit. It is possible that these employees may decide not to remain with Brigit after the acquisition. If our Brigit business is unable to retain key employees, including management, who are critical to the successful integration and future operations of the Brigit business, Brigit could face disruptions in its operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition if key employees terminate their employment, Brigit’s business activities may be adversely affected, and Brigit’s management’s attention may be diverted to hiring suitable replacements, all of which may cause Brigit’s business to suffer. Brigit also may not be able to locate or retain suitable replacements for any key employees who leave Brigit.
USE OF PROCEEDS
The shares of Common Stock offered hereby are being registered for the account of the Selling Stockholders identified in this prospectus. See “Selling Stockholders.” All net proceeds from the sale of the shares of Common Stock will go to the Selling Stockholders. We will not receive any part of the proceeds from such sale of the shares.

DESCRIPTION OF UPBOUND GROUP’S SECURITIES
The following description of our capital stock is a summary of the rights of our capital stock and certain provisions of our certificate of incorporation (as amended from time to time, our “Charter”) and amended and restated bylaws (our “Bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our Charter and Bylaws, which were previously filed with the SEC and were incorporated by reference as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). As of February 20, 2025, our Common Stock is the only class of securities registered under Section 12 of the Exchange Act. For a complete description of our capital stock, we encourage you to read our Charter, Bylaws and the applicable portions of the DGCL carefully.
Our authorized capital stock consists of 250,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). As of February 18, 2025, there were 57,423,571 shares of our Common Stock outstanding and no shares of Preferred Stock outstanding. As of February 18, 2025, there were approximately 58 stockholders of record of our Common Stock. The number of record holders does not include beneficial holders who hold their shares in “street name,” meaning that the shares are held for their accounts by a broker or other nominee.
Common Stock
The following are the rights and privileges of our Common Stock:
Dividends.
After the requirements with respect to preferential dividends on the shares of any series of Preferred Stock have been met and after complying with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be fixed in accordance with the provisions of the Charter, then, but not otherwise, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors of the Upbound (the “Board”). Such dividends will be paid out of assets legally available for the payment of dividends and distributed to the holders of Common Stock pro rata in accordance with the number of shares of such Common Stock held by each such holder.
Redemption; Conversion; Preemptive Rights.
Holders of Common Stock have no redemption rights, conversion rights or preemptive rights. There are no sinking fund provisions applicable to the Common Stock.
Voting Rights.
Each holder of Common Stock has one vote in respect of each share of Common Stock held by such holder on each matter voted upon by the stockholders. The Bylaws provide that each director will be elected by the vote of the majority of the votes cast with respect to a nominee at any meeting at which directors are to be elected at which a quorum is present; provided, however, that the directors will be elected by the vote of a plurality of votes cast on the election of directors at any meeting of stockholders for which (i) the Secretary of Upbound receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the Bylaws, as applicable, and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date we first mail our notice of meeting for such meeting to the stockholders. For all matters as to which no other voting requirement is specified by the DGCL, the Charter, or the Bylaws, the affirmative vote required for stockholder action is a majority of the shares present in person or represented by proxy at the applicable meeting (as counted for purposes of determining the existence of a quorum at the meeting).
Liquidation Rights.
After distribution in full of the preferential amounts, if any, to be distributed to the holders of the shares of any series of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of Upbound, the holders of the Common Stock are entitled to receive all the remaining assets of Upbound, tangible and intangible, of whatever kind available for distribution to stockholders. Such assets are to be distributed to such holders pro rata in accordance with the number of shares of Common Stock held by each such holder.
Preferred Stock
Under our Charter, our Board, without further action by our stockholders, is authorized to issue shares of Preferred Stock in one or more series. Our Board may designate the designation, powers (including voting powers and voting rights), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series of Preferred Stock. The issuance of Preferred Stock could have the effect of restricting dividends on our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying or preventing a change in control. As of the date of this prospectus, no shares of Preferred Stock were outstanding, and we currently have no plan to issue any shares of Preferred Stock
Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws
Some provisions of the DGCL, our Charter and our Bylaws may have the effect of delaying, deterring or discouraging another party from acquiring control of us.
Delaware Law
We are subject to Section 203 of the DGCL, which regulates, subject to some exceptions, acquisitions of publicly held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” (as defined in Section 203 of the DGCL) with an “interested stockholder” (as defined in Section 203 of the DGCL) for a period of three years following the date the person becomes an interested stockholder, unless:
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our Board approves the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

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upon consummation of the transaction that results in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Charter and Bylaw Provisions
Our Charter and Bylaws contain provisions that could depress the market price of our Common Stock by acting to discourage, delay or prevent a change in control of Upbound or changes in our management that the stockholders of Upbound may deem advantageous. These provisions, among other things, include:
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authorizing “blank check” Preferred Stock, which could be issued by our Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our Common Stock;

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limiting the liability of, and providing indemnification to, our directors and officers;

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limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

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requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; and

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controlling the procedures for the conduct and scheduling of Board and stockholder meetings.

Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for our Common Stock.
Exchange Listing
Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “UPBD.”

MATERIAL UNITED STATES TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF COMMON STOCK
This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of our Common Stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:
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a nonresident alien individual,

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a foreign corporation, or

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an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from our Common Stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds our Common Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our Common Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our Common Stock.
You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our Common Stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.
Dividends
If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of your tax basis in our Common Stock (and will reduce your basis in such Common Stock), and, to the extent such portion exceeds your tax basis in our Common Stock, the excess will be treated as gain from the taxable disposition of the common stock, the tax treatment of which is discussed below under “Gain on Disposition of Common Stock”.
Except as described below, dividends paid to you on our Common Stock are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, the withholding agent will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to the withholding agent:
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a valid Internal Revenue Service (“IRS”) Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

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in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, withholding agents are generally not required to withhold tax from the dividends, provided that you have furnished to the withholding agent a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:
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you are a non-United States person, and

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the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.
If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Gain on Disposition of Common Stock
You generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our Common Stock unless:
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the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

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you are an individual, you hold our Common Stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

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we are or have been a “United States real property holding corporation” (as described below), at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, you are not eligible for a treaty exemption, and either (i) our Common Stock is not regularly traded on an established securities market during the calendar year in which the sale or disposition occurs or (ii) you owned or are deemed to have owned, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, more than 5% of our Common Stock.

If the gain from the taxable disposition of shares of our Common Stock is effectively connected with your conduct of a trade or business in the United States (and, if required by a tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax (unless an applicable income tax treaty provides otherwise) on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.
We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.
FATCA Withholding
Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-US persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of dividends that you receive in respect of our Common Stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold our Common Stock through a non-US person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.
Federal Estate Taxes
Our Common Stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Backup Withholding and Information Reporting
We and other payors are required to report payments of dividends on our Common Stock on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of our Common Stock effected at a United States office of a broker provided that either (i) you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.
Payment of the proceeds from the sale of our Common Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

SELLING STOCKHOLDERS
We issued 1,949,189 shares of our Common Stock to the selling stockholders set forth below (the “Selling Stockholders”), in connection with our acquisition of Brigit, pursuant to the Agreement and Plan of Merger, dated December 12, 2024, by and among Upbound, Brigit, Fortuna Merger Sub, Inc. and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of Brigit (the “Agreement”).
The shares received by the Selling Stockholders were issued in reliance on exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Regulation D. The shares received by the Selling Stockholders were offered only to persons who were accredited investors as defined in Regulation D promulgated under the Securities Act. In connection therewith, the Selling Stockholders made to us certain customary representations, warranties, covenants and conditions. In connection with the closing of our acquisition of Brigit, we entered into a registration rights agreement with the Selling Stockholders, pursuant to which we agreed to file a registration statement to register for resale the shares of Common Stock issued pursuant to the Agreement. As of February 18, 2025, there were 1,949,189 shares of Common Stock beneficially owned by the Selling Stockholders.
The following table sets forth, to our knowledge, certain information about the Selling Stockholders as of February 18, 2025. The shares covered by this prospectus may be offered from time to time by the Selling Stockholders. Pursuant to Rule 416 under the Securities Act, this prospectus also covers any additional shares of Common Stock that may become issuable in connection with shares of Common Stock sold by reason of a stock dividend, stock split or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our shares of Common Stock outstanding.
Subject to limited exceptions, we will bear all costs, expenses and fees in connection with the registration of our shares of Common Stock to be sold by the Selling Stockholders. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sales of shares.
The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus.
	Common Shares Beneficially Owned Prior to this Offering		Common Shares Being Offered		Common Shares To Be Beneficially Owned After this Offering(1)
Name of Selling Stockholder	Number	Percentage	Number	Percentage of Outstanding	Number	Percentage
A-Fund II Affiliates Fund, L.P.(2)	15,282	*%	15,282	*%	—	—
A-Fund II, L.P.(3)	236,416	*%	236,416	*%	—	—
Ajay Kothari Legacy Trust(4)(10)	117,503	*%	117,503	*%	—	—
Irina Ivanova(5)(10)	81,554	*%	81,554	*%	—	—
Lightspeed Venture Partners XII, L.P.(6)	384,160	*%	384,160	*%	—	—
Murthy Legacy Trust(7)(10)	123,675	*%	123,675	*%	—	—
Rikhav Kothari and Anjali Kothari Legacy Trust(8)(10)	20,616	*%	20,616	*%	—	—
Zuben Mathews(9)(10)	969,983	1.7%	969,983	1.7%	—	—
Total:	1,949,189	3.4%	1,949,189	3.4%

*
Less than one percent.

(1)
We do not know when or in what amounts the Selling Stockholders may offer shares of Common Stock for sale. The Selling Stockholders might not sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer any amount of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of this offering. We do not know when or on what amounts any Selling Stockholders may acquire or dispose of shares of Common Stock that are not covered by this prospectus. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the Selling Stockholders and that the ownership by any selling stockholder of shares of Common Stock not covered by this prospectus will not change.
(2)
Consists of 15,282 shares of Common Stock held by A-Fund II Affiliates Fund, L.P., a Cayman Islands exempted limited partnership (“A-Fund II Affiliates”). A-Fund Investment Management III, L.P., a Cayman Islands exempted limited partnership (the “A-Fund II GP”) is the general partner of A-Fund II Affiliates and possesses sole voting and dispositive power over the shares held by A-Fund II Affiliates. The principal business address of each of the entities identified in this footnote is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(3)
Consists of 236,416 shares of Common Stock held by A-Fund II, L.P, a Cayman Islands exempted limited partnership (“A-Fund II”). A-Fund II GP is the general partner of A-Fund II and possesses sole voting and dispositive power over the shares held by A-Fund II. The principal business address of each of the entities identified in this footnote is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(4)
Consists of 117,503 shares of Common Stock held by Ajay Kothari Legacy Trust, a trust organized under the laws of the state of Delaware for the benefit of Ajay Kothari and the descendants of Hamel Kothari (“Ajay Kothari Legacy Trust”). Bryn Mawr Trust Company of Delaware is the sole trustee of the Ajay Kothari Legacy Trust and possesses sole voting and dispositive power over the shares held by Ajay Kothari Legacy Trust. The principal business address of each of the entities identified in this footnote is 500 Delaware Ave, Wilmington DE 19801.

(5)
Consists of 81,554 shares of Common Stock directly held by Irina Ivanova, the spouse of Zuben Mathews, Upbound’s Senior Vice President, Brigit.

(6)
Consists of 384,160 shares of Common Stock held by Lightspeed Venture Partners XII, L.P., a Cayman Islands exempted limited partnership (“Lightspeed Ventures LP”). Lightspeed General Partner XII, L.P., a Cayman Islands exempted limited partnership, is the general partner of Lightspeed Ventures LP and possesses sole voting and dispositive power over the shares held by Lightspeed Ventures LP. The principal business address of each of the entities identified in this footnote is 2200 Sand Hill Road, Menlo Park, CA 94025.

(7)
Consists of 123,675 shares of Common Stock held by Murthy Legacy Trust, a trust organized under the laws of the state of Delaware for the benefit of Shalini Murthy, Uday Murthy, Kunaal Murthy and the descendants of Hamel Kothari (“Murthy Legacy Trust”). Bryn Mawr Trust Company of Delaware is the sole trustee of the Murthy Legacy Trust and possesses sole voting and dispositive power over the shares held by Murthy Legacy Trust. The principal business address of each of the entities identified in this footnote is 500 Delaware Ave, Wilmington DE 19801.

(8)
Consists of 20,616 shares of Common Stock held by Rikhav Kothari and Anjali Kothari Legacy Trust, a trust organized under the laws of the state of Delaware for the benefit of Anjali Kothari, Rikhav Kothari and the descendants of Hamel Kothari (“Kothari Legacy Trust”). Bryn Mawr Trust Company of Delaware is the sole trustee of the Kothari Legacy Trust and possesses sole voting and dispositive power over the shares held by Kothari Legacy Trust. The principal business address of each of the entities identified in this footnote is 500 Delaware Ave, Wilmington DE 19801.

(9)
Consists of 969,983 shares of Common Stock directly held by Zuben Mathews, Upbound’s Senior Vice President, Brigit.

(10)
In connection with the execution of the Agreement, the Selling Stockholder entered into a restricted stock agreement (each, an “RSA”) with us pursuant to which the Selling Stockholder agreed to not sell the shares of Common Stock received in connection with our acquisition of Brigit until such shares have vested, with 10% of such shares vesting on July 31, 2025, 45% of such shares vesting on January 31, 2026 and the remaining 45% vesting on January 31, 2027. All of the shares of the Selling Stockholder identified herein were acquired by the Selling Stockholder in connection with our acquisition of Brigit and are subject to the restrictions set forth in the RSAs.

Except as disclosed below, none of the Selling Stockholders has had any material relationships with us in the past three years.

Registration Rights Agreement
In connection with the closing of our acquisition of Brigit, we entered into a Registration Rights Agreement with the Selling Stockholders. Pursuant to the terms of the Registration Rights Agreement, the Selling Stockholders are entitled to certain registration rights with respect to the Common Stock issued pursuant to the Agreement, including our obligation to have filed this Registration Statement on Form S-3 by March 3, 2025.
Restricted Stock Agreements
In connection with the execution of the Agreement, we entered into Restricted Stock Agreements with certain Selling Stockholders, consisting of Zuben Mathews, Irina Ivanova, the Ajay Kothari Legacy Trust, the Murthy Legacy Trust and the Rikhav Kothari and Anjali Kothari Legacy Trust. Pursuant to the terms of the Restricted Stock Agreements, such Selling Stockholders agreed to not sell the shares of Common Stock they received in connection with our acquisition of Brigit until such shares have vested, with 10% of such shares vesting on July 31, 2025, 45% of such shares vesting on January 31, 2026 and the remaining 45% vesting on January 31, 2027. All of the shares of such Selling Stockholders identified above were acquired by such Selling Stockholders in connection with our acquisition of Brigit and are subject to the restrictions set forth in the Restricted Stock Agreements.
Employment
Zuben Mathews, a Selling Stockholder, is party to an employment agreement with Upbound pursuant to which he serves as Upbound’s Senior Vice President, Brigit. Irina Ivanova, another Selling Stockholder, is the spouse of Zuben Mathews.

PLAN OF DISTRIBUTION
We are registering 1,949,189 shares of our Common Stock to permit the resale of such shares by the Selling Stockholders from time to time after the date of this prospectus. The shares of Common Stock covered by this prospectus may be offered and sold from time to time, subject to the restrictions set forth in the RSAs, by the Selling Stockholders or the Selling Stockholders’ pledgees, donees, transferees or other successors-in-interest who have received, after the date of this prospectus and from the Selling Stockholders, shares as a gift, pledge, partnership distribution or other non-sale related transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in privately negotiated transactions. The Selling Stockholders will pay all selling expenses, including selling commissions, underwriting discounts and commissions and stock transfer taxes applicable, and we will pay all SEC, the Financial Industry Regulatory Authority (“FINRA”) and other registration and filing fees, expenses associated with listing the Common Stock, printing fees, transfer agent fees, and fees paid to our legal counsel and independent public accountants.
The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and the accompanying prospectus that provide for periodic sales of their Common Stock on the basis of parameters described in such trading plans;

•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
settlement of short sales entered into after the date of this prospectus;

•
agreements with broker-dealers to sell a specified number of the Common Stock at a stipulated price per share;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•
through a combination of any of the above methods of sale or any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Stockholders will sell all or any of the Common Stock offered by this prospectus. In addition, the Selling Stockholders may also sell Common Stock under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of Common Stock if they deem the purchase price to be unsatisfactory at any particular time.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares offered by this prospectus or otherwise, the Selling Stockholders (other than those subject to our Insider Trading Policy) may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholders. Subject to certain limitations on shorting, the Selling Stockholders (other than those subject to our Insider Trading Policy) may also sell the Common Stock short and redeliver the Common Stock to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders (other than those subject to our Insider Trading Policy) may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Stockholder (other than those subject to our Insider Trading Policy) may enter into derivative transactions with third parties, or sell Common Stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus indicates, in connection with those derivatives, the third parties may sell Common Stock covered by this prospectus, including in short sale transactions. If so, the third party may use Common Stock pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use Common Stock received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in any applicable prospectus. In addition, any Selling Stockholder (other than those subject to our Insider Trading Policy) may otherwise loan or pledge Common Stock to a financial institution or other third party that in turn may sell the Common Stock short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our Common Stock or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.
Certain Selling Stockholders, consisting of Zuben Mathews, Irina Ivanova, the Ajay Kothari Legacy Trust, the Murthy Legacy Trust and the Rikhav Kothari and Anjali Kothari Legacy Trust, are party to Restricted Stock Agreements with us, pursuant to which such Selling Stockholders party thereto are subject to certain restrictions in connection with the transfer of shares of Common Stock held by such Selling Stockholders.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
In offering the shares of Common Stock covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profits earn on any resale of such Common Stock may be underwriting discounts and commissions under the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Stockholders and any broker-dealer or agent regarding the sale of the Common Stock by the Selling Stockholders.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Stockholders, or perform services for us or the Selling Stockholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
In addition, we will make copies of this prospectus available to the Selling Stockholders upon request for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We have agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
Notwithstanding the foregoing, the Selling Stockholders may be subject to limitations under the law, our policies and/or separate contractual arrangements with us with respect to their ability to transfer or engage in other transactions involving shares of Common Stock.
VALIDITY OF THE COMMON STOCK
The validity of the Common Stock offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, Palo Alto, California.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of our internal control over financial reporting as of December 31, 2023, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers, like us, who file reports electronically with the SEC.
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K). These documents contain important information about us and our finances.

We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (filed on February 27, 2024);

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 (filed on May 2, 2024), June 30, 2024 (filed on August 1, 2024) and September 30, 2024 (filed on October 31, 2024);

•
our Definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Stockholders filed on April 23, 2024 (but only for the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023);

•
our Current Reports on Form 8-K filed on February 27, 2024, April 5, 2024, May 29, 2024, June 5, 2024, June 10, 2024, September 10, 2024, December 12, 2024, February 5, 2025 and February 20, 2025; and

•
the description of our Common Stock, par value $0.01 per share, contained in Exhibit 4.1 to this Registration Statement on Form S-3.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offerings of all of the securities covered by this prospectus shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:
Upbound Group, Inc.
5501 Headquarters Drive
Plano, TX 75024
(972) 801-1100
Attention: Corporate Secretary
Documents may also be available on our website at www.upbound.com. Information contained on our website does not constitute part of this prospectus.
Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.
You should not assume that the information contained in this prospectus and the documents incorporated into this prospectus by reference is correct on any date after their respective dates, even though this prospectus is delivered, or securities are sold, on a later date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by us. All of the items below, except for the registration fee, are estimates.
Securities and Exchange Commission registration fee		$8,698.97
Accountants’ fees and expenses		*
Legal fees and expenses		*
Miscellaneous		*
Total	$	*

*
These fees are calculated based on the number and nature of offerings and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.
Charter
The Charter provides that our directors or officers will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of this provision of the Charter will not adversely affect any right or protection of any of our directors or officers thereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Amended and Restated Bylaws
The Bylaws provide that we will indemnify our directors and officers upon request and approval to the fullest extent authorized by the DGCL or any other applicable law. Such indemnity may be against reasonable expenses, including attorneys’ fees, and other items incident to any suit or proceeding (as prescribed in the Bylaws) with respect to which the director or officer is a witness or a party. In addition, upon request and approval, an officer or director shall be advanced expenses (as prescribed in the Bylaws) within ten days after requesting them to the fullest extent permitted by Section 145(e) of the DGCL.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the DGCL also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, we maintain a directors’ and officers’ liability insurance policy.
The foregoing summaries are necessarily subject to the complete text of the statute, the Charter and the Bylaws and are qualified in their entirety by reference thereto.

Item 16. Exhibits.
The following documents are exhibits to the registration statement:
Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated December 12, 2024, by and among Upbound Group, Inc., Fortuna Merger Sub, Inc., Bridge IT, Inc. and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Bridge IT, Inc. stockholders (incorporated herein by reference to Exhibit 2.1 to Upbound’s Current Report on Form 8-K filed with the SEC on December 12, 2024)
3.1	Restated Certificate of Incorporation of Upbound, dated as of December 5, 2024
3.2	Amended and Restated Bylaws of Upbound (incorporated herein by reference to Exhibit 10.3 to Upbound’s Current Report on Form 8-K dated as of June 4, 2024)
4.1	Description of Upbound’s Common Stock
4.2	Form of Certificate evidencing Common Stock (incorporated herein by reference to Exhibit 4.6 to Upbound’s Registration Statement on Form S-8 dated as of June 7, 2023)
4.3	Indenture, dated as of February 17, 2021, by and between Radiant Funding SPV, LLC and Truist Bank (incorporated herein by reference to Exhibit 4.1 to Upbound’s Current Report on Form 8-K dated as of February 17, 2021)
4.3	Registration Rights Agreement, dated January 31, 2025, by and among Upbound Group, Inc. and the Brigit securityholders party thereto (incorporated herein by reference to Exhibit 10.1 to Upbound’s Current Report on Form 8-K dated as of February 5, 2025)
5.1	Validity Opinion of Sullivan & Cromwell LLP
23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Powers of Attorney (included on the signature page of the Registration Statement)
107	Filing Fee Table

+
In accordance with Item 601(a)(5) of Regulation S-K certain schedules and exhibits of this document have not been filed. Upbound hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Item 17. Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby further undertakes:

(1)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 20th day of February, 2025.
UPBOUND GROUP, INC.
By:
/s/ Mitchell Fadel

Mitchell Fadel
Chief Executive Officer
Each of the undersigned officers and directors of Upbound Group, Inc. hereby severally constitute and appoint Fahmi Karam and Bryan Pechersky his or her true and lawful attorneys, with full power of substitution and revocation, with full power to sign for him or her and in his or her name in the capacity or capacities indicated below and any amendment or supplement to the Registration Statement on Form S-3 filed herewith, including any amendments, post-effective amendments, supplements to said Registration Statement and any subsequent registration statement for the same offering which may be filed under Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and generally to do all such things in his or her name and behalf in our capacities as officers and directors to enable Upbound Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature(s) as they may be signed by his or her said attorney to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Mitchell Fadel Mitchell Fadel	Chief Executive Officer and Director (Principal Executive Officer)	February 20, 2025
/s/ Fahmi Karam Fahmi Karam	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	February 20, 2025
/s/ Jeffrey Brown Jeffrey Brown	Chairman of the Board	February 20, 2025
/s/ Charu Jain Charu Jain	Director	February 20, 2025
/s/ Molly Langenstein Molly Langenstein	Director	February 20, 2025
/s/ Harold Lewis Harold Lewis	Director	February 20, 2025
/s/ Glenn Marino Glenn Marino	Director	February 20, 2025
/s/ Carol McFate Carol McFate	Director	February 20, 2025